Exhibit 2.1

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST CLOVER LEAF FINANCIAL CORP.

AND

PARTNERS FINANCIAL HOLDINGS, INC.

April 30, 2008

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1

ARTICLE II THE MERGER		9
2.1	Merger	9
2.2	Effective Time	10
2.3	Certificate of Incorporation and Bylaws	10
2.4	Directors and Officers of Surviving Corporation.	10
2.5	Directors of FCL Bank	10
2.6	Effects of the Merger	10
2.7	Tax Consequences	10
2.8	Possible Alternative Structures	11
2.9	Additional Actions	11

ARTICLE III CONVERSION OF SHARES		11
3.1	Merger Consideration	11
3.2	Treatment of Stock Options and Warrants.	13
3.3	Election Procedures	13
3.4	Procedures for Exchange of Partners Common Stock	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARTNERS		19
4.1	Organization	19
4.2	Capitalization	20
4.3	Authority; No Violation	20
4.4	Consents	21
4.5	Financial Statements and Regulatory Reports	22
4.6	Taxes	22
4.7	No Material Adverse Effect	23
4.8	Contracts; Leases; Defaults	23
4.9	Ownership of Property; Insurance Coverage	24
4.10	Legal Proceedings	25
4.11	Compliance With Applicable Law	25
4.12	Employee Benefit Plans	26
4.13	Brokers, Finders and Financial Advisors	29
4.14	Environmental Matters	29
4.15	Loan Portfolio	31
4.16	Related Party Transactions	32
4.17	Schedule of Termination Benefits	32
4.18	Deposits	33
4.19	Antitakeover Provisions Inapplicable; Required Vote of Stockholders	33
4.20	Registration Obligations	33
4.21	Risk Management Instruments	33
4.22	Trust Accounts	33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FCLF		33
5.1	Organization	33
5.2	Capitalization	34
5.3	Authority; No Violation	34
5.4	Consents	35
5.5	Financial Statements and Regulatory Reports	36
5.6	Taxes	36
5.7	No Material Adverse Effect	37
5.8	Ownership of Property; Insurance Coverage	37
5.9	Legal Proceedings	37
5.10	Compliance With Applicable Law	38
5.11	Employee Benefit Plans	39
5.12	Environmental Matters	40
5.13	Securities Documents	42
5.14	Brokers, Finders and Financial Advisors	42
5.15	Deposits	42
5.16	Risk Management Instruments	42
5.17	Financial Resources	43

ARTICLE VI COVENANTS OF PARTNERS		43
6.1	Conduct of Business	43
6.2	Current Information	46
6.3	Access to Properties and Records	47
6.4	Financial and Other Statements	47
6.5	Maintenance of Insurance	48
6.6	Disclosure Supplements	48
6.7	Consents and Approvals of Third Parties	49
6.8	All Reasonable Efforts	49
6.9	Failure to Fulfill Conditions	49
6.10	No Solicitation	49
6.11	Reserves and Merger-Related Costs	50
6.12	Board of Directors and Committee Meetings.	50
6.13	Prohibition on Solicitation of Employees	51

ARTICLE VII COVENANTS OF FCLF		51
7.1	Conduct of Business	51
7.2	Current Information	52
7.3	Financial and Other Statements	52
7.4	Disclosure Supplements	52
7.5	Consents and Approvals of Third Parties	53
7.6	All Reasonable Efforts	53
7.7	Failure to Fulfill Conditions	53
7.8	Employee Benefits	53
7.9	Directors and Officers Indemnification and Insurance	56
7.10	Termination of Employees	58
7.11	Stock Listing	58

ii

7.12	Maintenance of Insurance	58
7.13	Prohibition on Solicitation of Employees	58

ARTICLE VIII REGULATORY AND OTHER MATTERS		58
8.1	Partners Stockholders Meeting	58
8.2	Proxy Statement-Prospectus	59
8.3	Regulatory Approvals	60

ARTICLE IX CLOSING CONDITIONS		61
9.1	Conditions to Each Party’s Obligations under this Agreement	61
9.2	Conditions to the Obligations of FCLF under this Agreement	62
9.3	Conditions to the Obligations of Partners under this Agreement	63

ARTICLE X THE CLOSING		64
10.1	Time and Place	64
10.2	Deliveries at the Pre-Closing and the Closing	65

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		65
11.1	Termination	65
11.2	Effect of Termination	67
11.3	Amendment, Extension and Waiver	68

ARTICLE XII MISCELLANEOUS		69
12.1	Confidentiality	69
12.2	Public Announcements	69
12.3	Survival	69
12.4	Notices	69
12.5	Parties in Interest	70
12.6	Complete Agreement	70
12.7	Counterparts	70
12.8	Severability	71
12.9	Governing Law	71
12.10	Interpretation	71
12.11	Specific Performance	71

Exhibit A	Form of Option and Warrant Cancellation Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Consulting Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of April 30, 2008, between FIRST CLOVER LEAF FINANCIAL CORP., a Maryland corporation and federal stock holding company (“FCLF”), and PARTNERS FINANCIAL HOLDINGS, INC., a Delaware corporation and bank holding company (“Partners”).

WHEREAS, the Board of Directors of each party has approved this Agreement and (i) has determined that this Agreement and the Merger and related transactions contemplated hereby are in the best interests of the respective parties, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with their respective business strategies; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Accounting Firm” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Affiliate” shall have the meaning set forth in the Securities Act.

“Agreement” means this Agreement and Plan of Merger, and any amendment or supplement hereto.

“Applications” means the applications for regulatory approval that are required by the Contemplated Transactions.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Bank Merger” shall mean the merger of Partners Bank with and into FCL Bank, with FCL Bank as the surviving institution, which merger shall occur following the Merger, as set forth in more detail in Section 2.1 hereof.

“Bank Merger Agreement” shall have the meaning set forth in Section 2.1 hereof.

“Bank Regulator” shall mean any federal or state banking regulator (including but not limited to the FDIC, the OTS, the DFPR and the FRB) that regulates FCL Bank or Partners Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BIF” shall mean the Bank Insurance Fund as administered by the FDIC.

“Cash Consideration” shall have the meaning set forth in Section 3.1.2 hereof.

“Cash Election” shall have the meaning set forth in Section 3.3.2 hereof.

“Cash Election Shares” shall have the meaning set forth in Section 3.3.1 hereof.

“Certificate” shall mean the certificates evidencing shares of Partners Common Stock.

“Claim” shall have the meaning set forth in Section 7.9.2 hereof.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 hereof.

“Consulting Agreement” shall have the meaning set forth in Section 7.8.1(a) hereof.

“Consulting Services” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Contemplated Transactions” shall have the meaning set forth in Section 2.1 hereof.

“DFPR” shall mean the Illinois Department of Financial and Professional Regulation.

“DGCL” shall mean the Delaware General Corporation Law.

“Disclosure Schedules” shall mean the FCLF Disclosure Schedules and Partners Disclosure Schedules, collectively.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4 hereof.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4 hereof.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

 “Election Deadline” shall mean the date and time specified to Section 3.3.3 hereof.

“Election Form” shall have the meaning set forth in Section 3.3.2 hereof.

“Election Form Record Date” shall mean the date specified pursuant to Section 3.3.2 hereof.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12.3 hereof, with respect to Partners, and Section 5.11.3 hereof, with respect to FCLF.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 4.12.3 hereof, with respect to Partners, and Section 5.11.3 hereof, with respect to FCLF.

“Excess Amount” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Excess Shares” shall have the meaning set forth in Section 3.3.4 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by FCLF, and reasonably acceptable to Partners, which shall act as exchange agent for FCLF in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.4.1 hereof.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.2 hereof.

“Excise Tax” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Executive” shall have the meaning set forth in Section 7.8.1(c) hereof.

“FCL Bank” shall mean First Clover Leaf Bank, FSB, a federally chartered stock savings bank, with its principal offices located at 300 St. Louis Street, Edwardsville, Illinois 62025, which is a wholly owned subsidiary of FCLF.

“FCL Bank Compensation and Benefit Plan” shall have the meaning set forth in Section 5.11.1 hereof.

“FCL Bank Defined Benefit Plan” shall have the meaning set forth in Section 5.11.3 hereof.

“FCLF” shall mean First Clover Leaf Financial Corp., a Maryland corporation with its principal executive offices located at 300 St. Louis Street, Edwardsville, Illinois 62025.

“FCLF Closing Condition Standard” shall have the meaning set forth in Section 9.3.1 hereof.

“FCLF Common Stock” shall mean the common stock, par value $.10 per share, of FCLF.

“FCLF Disclosure Schedule” shall mean a written Disclosure Schedule delivered by FCLF to Partners specifically referring to the appropriate Section of this Agreement and describing in detail the matters contained therein.

“FCLF ESOP” shall have the meaning set forth in Section 7.8.3 hereof.

“FCLF Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of FCLF as of December 31, 2007 and 2006 and the consolidated statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) of FCLF for each of the two years ended December 31, 2007 and 2006, as filed by FCLF in its Securities Documents; (ii) the interim consolidated financial statements of FCLF as of the calendar quarter ended March 31, 2008 and thereafter, as filed by FCLF in its Securities Documents; and (iii) any additional or supplemental financial documents or information required to be provided from time to time from the date hereof to the Closing Date pursuant to the terms of this Agreement.

“FCLF Preferred Stock” shall have the meaning set forth in Section 5.2.1 hereof.

“FCLF Regulatory Reports” means the Thrift Financial Reports of FCL Bank and accompanying schedules, as filed with the FDIC and OTS, for each calendar quarter beginning with the quarter ended September 30, 2006 through the Closing Date, and all Reports filed with the OTS by FCLF from September 30, 2006 through the Closing Date.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“Fee” shall have the meaning set forth in Section 11.2.2 hereof.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Final VWAP” means the volume weighted average price per share of FCLF Common Stock, rounded to the nearest cent, during the period of 20 consecutive trading days in which such shares are traded on The Nasdaq Stock Market ending at the end of the day that is the third day immediately preceding the Pre-Closing Date.  For this purpose, the Final VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for FCLF Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

“FHLB” shall mean the Federal Home Loan Bank of Chicago.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean Generally Accepted Accounting Principles, consistently applied, and as in effect from time to time in the United States of America.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Increased Exchange Ratio” shall have the meaning set forth in Section 11.1.10 hereof.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.2 hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should have been known after inquiry reasonable in the circumstances, by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person. When the term “Knowledge” is used with respect a Person, it shall also include the Knowledge of the executive officers and directors of such Person’s Subsidiaries.

“Loan Property” shall have the meaning set forth in Section 4.14.2 hereof.

“Mailing Date” shall mean the day specified pursuant to Section 3.3.2 hereof.

“Material Adverse Effect” shall mean, with respect to FCLF or Partners, as applicable, any effect that (i) is material and adverse to the financial condition, results of operations, or business of FCLF and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, as applicable, or (ii) would materially impair the ability of either FCLF, on the one hand, or Partners, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Contemplated Transactions; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the direct effects of compliance with this Agreement on the operating performance of the parties including the expenses incurred by the parties hereto in consummating the Contemplated Transactions, and (e) any change in the value of the securities portfolio of FCLF or Partners, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MCAC” shall mean the Maryland Corporations and Associations Code.

“Merger” shall mean the merger of Partners with and into FCLF pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or FCLF Common Stock, or combination thereof, to be paid by FCLF for each share of Partners Common Stock, as more fully described in Section 3.1 hereof.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FCLF Common Stock to be offered to holders of Partners Common Stock as a portion of the Merger Consideration in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.3.2 hereof.

“Mixed Election Shares” shall have the meaning set forth in Section 3.3.1 hereof.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“New 125 Plan” shall have the meaning set forth in Section 7.8.3 hereof.

“New FCLF Plans” shall have the meaning set forth in Section 7.8.2 hereof.

“Non-Election” shall have the meaning set forth in Section 3.3.2 hereof.

“Non-Election Shares” shall have the meaning set forth in Section 3.3.1 hereof.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“Observer” shall have the meaning set forth in Section 6.12 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Participation Facility” shall have the meaning set forth in Section 4.14.2 hereof.

“Partners” shall mean Partners Financial Holdings, Inc. a Delaware corporation, with its principal offices located at #1 Ginger Creek Meadows, Glen Carbon, Illinois 62034.

“Partners 125 Plan” shall have the meaning set forth in Section 7.8.3 hereof.

“Partners Bank” shall mean Partners Bank, an Illinois state bank, with its principal offices located at #1 Ginger Creek Meadows, Glen Carbon, Illinois 62034, which is a wholly owned subsidiary of Partners.

“Partners Closing Condition Standard” shall have the meaning set forth in Section 9.2.1 hereof.

“Partners Common Stock” shall mean the common stock, par value $10.00 per share, of Partners.

“Partners Compensation and Benefit Plans” shall have the meaning set forth in Section 4.12.1 hereof.

“Partners Defined Benefit Plan” shall have the meaning set forth in Section 4.12.3 hereof.

“Partners Disclosure Schedule” shall mean a written Disclosure Schedule delivered by Partners to FCLF specifically referring to the appropriate Section of this Agreement and describing in detail the matters described therein.

“Partners Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Partners as of December 31, 2007, 2006 and 2005 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Partners for each of the three years ended December 31, 2007, 2006 and 2005, and (ii) the interim consolidated financial statements of Partners as of the calendar quarter ended March 31, 2008; and (iii) any additional or supplemental financial documents or information required to be provided from time to time from the date hereof to the Closing Date pursuant to the terms of this Agreement.

“Partners Regulatory Reports” means the Call Reports of Partners Bank and accompanying schedules, as filed with the FDIC and DFPR, for each calendar quarter beginning with the quarter ended December 31, 2005 through the Closing Date, and all Reports filed with the FRB by Partners from December 31, 2005 through the Closing Date.

“Partners Stockholder” means a holder of Partners Common Stock as of the Election Form Record Date.

“Partners Stockholders Meeting” means the meeting of Partners Stockholders to be held for the purpose of considering and approving this Agreement.

“Partners Stock Options” means an outstanding option award to purchase shares of Partners Common Stock granted pursuant to the Partners Financial Holdings, Inc. 2000 Stock Option and Award Plan and the Partners Financial Holdings, Inc. 2005 Stock Option and Award

Plan. As of the date of this Agreement, there are currently outstanding Partners Stock Options for 21,700 Partners Common Shares, with an average exercise price of $31.9039.

“Partners Stock Warrants” means an outstanding warrant to purchase shares of Partners Common Stock.  As of the date of this Agreement, there are currently outstanding Partners Stock Warrants for 28,331 shares of Partners Common Stock, with an average exercise price of $20.00.

“Pension Plan” shall have the meaning set forth in Section 4.12.2 hereof, with respect to Partners, and Section 5.11.2 hereof, with respect to FCLF.

“Per Share Option/Warrant Consideration” shall have the meaning set forth in Section 3.2 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, entity, trust or “group” (as “group” is defined under Section 13(d)(3) of the Exchange Act).

“Potential Payment” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Pre-Closing” shall have the meaning set forth in Section 10.1 hereof.

“Pre-Closing Date” shall have the meaning set forth in Section 10.1 hereof.

“Proxy Statement-Prospectus” shall mean the proxy statement/prospectus, as the same may be amended or supplemented from time to time, to be delivered to Partners Stockholders in connection with the solicitation of their approval of this Agreement.

“Regulatory Agreement” shall have the meaning set forth in Section 4.11.3 hereof, with respect to Partners, and the meaning set forth in Section 5.10.3 hereof, with respect to FCLF.

“Representative” shall have the meaning set forth in Section 3.3.2 hereof.

“Restrictive Covenants” shall have the meaning set forth in Section 7.8.1(c) hereof.

“Rights” shall mean warrants, options, rights, convertible securities, preemptive rights, stock appreciation rights, and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests to any Person pursuant to the terms of the agreement granting such Right or the instrument evidencing such Right, or which provide for compensation based on the equity appreciation of its capital stock.

“SAIF” shall mean the Savings Association Insurance Fund administered by the FDIC.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, periodic filings, offering circulars, proxy statements, registration statements, and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Severance Payment” shall have the meaning set forth in Section 7.10 hereof.

“Stifel” shall mean Stifel, Nicolaus & Company, Incorporated.

“Stock Consideration” shall have the meaning set forth in Section 3.1.2 hereof.

“Stock Conversion Number” shall have the meaning set forth in Section 3.3.1 hereof.

“Stock Election” shall have the meaning set forth in Section 3.3.2.

“Stock Election Number” shall have the meaning set forth in Section 3.3.1.

“Stock Exchange” shall mean the Nasdaq Capital Market.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Takeover Laws” shall have the meaning set forth in Section 4.19 hereof.

“Termination Date” shall mean December 31, 2008.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1           Merger.  As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time: (a) Partners shall merge with and into FCLF with FCLF as the resulting or surviving corporation (the “Surviving Corporation”); (b) the separate existence of Partners shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities, and obligations of Partners shall be vested in and assumed by the Surviving Corporation; (c) all of the shares of Partners Common Stock issued and outstanding immediately prior to the Merger shall be converted solely into the right to receive the Merger Consideration, pursuant to the terms of Article III hereof; and (d) all of the shares of Common Stock of the Surviving Corporation outstanding immediately prior to the Merger shall remain issued and outstanding after the Merger.  As soon as practicable after the date hereof, but in no event later than the date of the Partners Stockholder Meeting, FCL Bank and Partners Bank shall enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), in form and substance mutually agreeable to the parties hereto that provides for Partners Bank to merge with and into FCL Bank, with FCL Bank as the resulting institution under the name “First Clover Leaf Bank,” which name shall be effective at the time of the consummation of the Bank Merger. The result of the Merger and Bank Merger (collectively, the “Contemplated Transactions”) will be that FCLF will be the sole stockholder of FCL Bank, the resulting institution, and the separate existence of each of Partners and Partners Bank will cease.

2.2           Effective Time.  The Merger shall be effected by the filing of a certificate of merger with the Maryland Office of the Secretary of State in accordance with Section 3-107 of the MCAC and Delaware Office of the Secretary of State in accordance with Section 252 of the DGCL, each on the date of the closing (the “Closing Date”) of the Merger as set forth in Article X of this Agreement (the “Closing”).  The “Effective Time” means the date and time upon which the certificate of merger is deemed effective by the last to occur of the Maryland Office of the Secretary of State and the Delaware Office of the Secretary of State, or such later time as may be mutually agreeable to FCLF and Partners and set forth in the certificate of merger, not to exceed 90 days after the certificate of merger is accepted for record by the last to occur of the Maryland Office of the Secretary of State and the Delaware Office of the Secretary of State.  Immediately after the Effective Time, FCLF shall take such actions as it deems appropriate to cause the Bank Merger and Parent-Subsidiary Merger to be consummated.

2.3           Certificate of Incorporation and Bylaws.  Following the Merger, the Articles of Incorporation and Bylaws of FCLF shall be the Articles of Incorporation and Bylaws of FCLF, the surviving corporation in the Merger. Following the Bank Merger, the Charter and Bylaws of FCL Bank shall remain the Charter and Bylaws of FCL Bank.

2.4           Directors and Officers of Surviving Corporation.  The directors and officers of FCLF immediately prior to the Effective Time shall remain the directors and officers of the Surviving Corporation after the Effective Time, until their successors are duly elected or appointed and qualified. No directors of Partners or Partners Bank shall be added to the Board of Directors of FCLF.

2.5           Directors of FCL Bank.  Each of the directors of FCLF and FCL Bank, respectively, immediately prior to the Effective Time shall continue as directors of FCLF and FCL Bank, respectively, immediately after the Effective Time. No directors of Partners or Partners Bank shall be added to the Board of Directors of FCL Bank.

2.6           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and MCAC.

2.7           Tax Consequences.  It is intended that the Contemplated Transactions shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  Following the date hereof until the Effective Time, neither FCLF, Partners, nor any of their respective Affiliates or Subsidiaries shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to not be taken, which action or failure to act could cause the Contemplated Transactions to fail to qualify as a reorganization under Section 368(a) of the Code.

FCLF and Partners each hereby agrees to deliver certificates in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6 hereof, which certificates shall be effective as of the date of such opinion.

2.8           Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, FCLF shall be entitled to revise the structure of the Contemplated Transactions described in Section 2.1 hereof provided that (i) there are no adverse federal, state or local income tax consequences to Partners Stockholders as a result of the modification; (ii) the consideration to be paid to the Partners Stockholders under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise unreasonably delay the Closing. The parties hereto each agrees to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9           Additional Actions.  If, at any time after the Effective Time, FCLF shall consider or be advised that any further actions, deeds, assignments, assurances in law or otherwise, or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in FCLF or FCL Bank either of its respective right, title, or interest in, to, or under any of the rights, properties, or assets of Partners or Partners Bank, or (ii) otherwise carry out the purposes of this Agreement or the Contemplated Transactions, Partners and each of its Subsidiaries and their respective officers and directors shall be deemed to have granted to FCLF an irrevocable power of attorney, coupled with an interest, to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to accomplish the foregoing, and each of the officers and directors of FCLF are authorized in the name of Partners or any of its Subsidiaries, as the case may be, to take any and all such actions.

ARTICLE III

CONVERSION OF SHARES

3.1           Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of FCLF, Partners, or the holders of any of the shares of Partners Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1             Each issued and outstanding share of FCLF Common Stock shall remain outstanding and unaffected by the Merger.

3.1.2             Each outstanding share of Partners Common Stock that under the terms of Section 3.3 hereof is to be converted into the right to receive shares of FCLF Common Stock shall, subject to Section 3.4 hereof, be converted into and become the right to receive that number of shares of FCLF Common Stock as determined in this Section 3.1.2 (the “Stock Consideration”).  Each outstanding share of Partners Common Stock that under the terms of Section 3.3 hereof is to be converted into the right to receive cash shall be converted into the right to receive a cash payment as determined in this Section 3.1.2 (the “Cash Consideration”). Each outstanding share of Partners Common Stock to receive Stock Consideration shall be converted into and become the right to receive 5.7971 shares of FCLF Common Stock (the “Exchange Ratio”); provided, however, that if Partners provides notice of termination of this Agreement as provided in Section 11.1.10 hereof and FCLF elects to increase the Stock Consideration as provided in Section 11.1.10 hereof, the Exchange Ratio shall equal the Increased Exchange Ratio determined in accordance with Section 11.1.10 hereof.  Each outstanding share of Partners Common Stock to receive Cash Consideration shall be converted into and become the right to receive $56 in cash. Partners Stock Options and Partners Stock Warrants shall cease to have any rights to acquire any shares of Partners Common Stock and instead shall only have the right to receive the Per Share Option/Warrant Consideration pursuant to Section 3.2 hereof.

3.1.3             In the event, subsequent to the date of this Agreement, either of FCLF or Partners changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of (i) FCLF Common Stock, in the case of FCLF, or (ii) Partners Common Stock, in the case of Partners, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and Merger Consideration shall be proportionately and appropriately adjusted.

3.1.4             Each outstanding share of Partners Common Stock, the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted to a Dissenting Stockholder under the DGCL.  Partners shall give FCLF prompt notice upon receipt by Partners of any notice of exercise of the rights associated with Dissenting Shares under the DGCL and of withdrawals of such notice and any other instruments in connection with such notice (any Partners Stockholder duly exercising such rights with respect to Dissenting Shares under the DGCL being hereinafter called a “Dissenting Stockholder”), and FCLF shall have the right to participate in all negotiations and proceedings with respect to any such Dissenting Shares.  Partners shall not, except with the prior written consent of FCLF, voluntarily make any payment with respect to, or settle or offer to settle, any Dissenting Shares, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by a Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

3.1.5             If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such Dissenting Stockholder’s shares of Partners Common Stock shall be converted into a right to receive Merger Consideration in accordance with the applicable provisions of this Agreement.  If such Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Election Deadline, each share of Partners Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6             After the Effective Time, shares of Partners Common Stock outstanding immediately prior to the Merger shall be no longer outstanding and shall be automatically be canceled, cease to exist, and thereafter, by operation of this Section 3.1, solely represent the right to receive the Merger Consideration.

3.2           Treatment of Stock Options and Warrants.         Partners (i) shall cause each Person who holds Partners Stock Warrants to deliver to FCLF, and (ii) shall use its commercially reasonable efforts to cause each Person who holds Partners Stock Options to deliver to FCLF, a cancellation agreement in the form attached as Exhibit A hereto on or prior to the Pre-Closing Date wherein each such Person shall agree that, subject to the provisions of this Agreement, at the Effective Time, each outstanding Partners Stock Option and Partners Stock Warrant held by such Person shall cease to represent a Right to acquire shares of Partners Common Stock and shall be converted into the right to receive cash in an amount (less any applicable withholding taxes) equal to the remaining number of shares of Partners Common Stock subject to the original option or warrant, as the case may be, and not exercised as of the Effective Time, multiplied by an amount equal to:  (a) $56 minus (b) the exercise price of such option or warrant (with such calculation used for each individual option or warrant) (the “Per Share Option/Warrant Consideration”).  For example, if a Person holds unexercised Partners Stock Options to purchase 100 shares of Partners Common Stock for an exercise price of $20 per share, such Person will be entitled to receive at the Effective Time cash in an amount equal to $3,600 (100 x ($56 - $20)).  FCLF will pay the Per Share Option/Warrant Consideration to each holder of Partners Stock Options and Partners Stock Warrants listed on Partners Disclosure Schedule 4.2.4 upon the delivery by such holder to FCLF of a cancellation agreement in the form attached as Exhibit A hereto. Upon request by FCLF, Partners will pay the Per Share Option/Warrant Consideration immediately prior to the Effective Time.

3.3           Election Procedures.

3.3.1             Partners Stockholders may elect to receive shares of FCLF Common Stock or cash, or a combination thereof (in all cases without interest) in exchange for such Partners Stockholders’ shares of Partners Common Stock in accordance with the following procedures; provided that, in the aggregate, and subject to the provisions of Section 3.3.6 hereof, 50% of the total number of shares of Partners Common Stock issued and outstanding as of the Closing Date, but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Partners Common Stock shall be converted into the Cash Consideration; provided, however, that, in the event that the Stock Election Number shall be greater than or less than the Stock Conversion Number, FCLF may, in its discretion, increase or decrease the Stock Conversion Number by an amount up to (but not to exceed) the amount of any such difference; provided further, however, that FCLF may not increase or decrease the Stock Conversion Number by an amount that would prevent the tax opinion referred to in Section 9.1.6 hereof from being rendered because the firm charged with providing such opinion reasonably determines that, as a result of such increase or decrease in the Stock Conversion Number, the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code. Any Dissenting Shares, properly perfected under the DGCL, shall be entitled to receive cash pursuant to the DGCL. Shares of Partners Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Partners Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Partners Common Stock as to which a Mixed Election has been made are referred to herein as “Mixed Election Shares”. Shares of Partners Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed or timely submitted) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Partners Common Stock with respect to which Stock Consideration has been elected, either pursuant to a Stock Election or Mixed Election, is referred to herein as the “Stock Election Number.”

3.3.2             Partners shall cause an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form and substance acceptable to FCLF (the “Election Form”), to be mailed with the Proxy Statement-Prospectus (or on such other date as Partners and FCLF shall mutually agree) (the “Mailing Date”) to each Partners Stockholder who is the record holder of Partners Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such Partners Stockholder, subject to the allocation and election procedures set forth in this Section 3.3, (i) to elect to receive the Cash Consideration for all of the shares of Partners Common Stock held by such Partners Stockholder (a “Cash Election”), in accordance with Section 3.1.2, (ii) to elect to receive the Stock Consideration for all of the shares of Partners Common Stock held by such Partners Stockholder (a “Stock Election”), in accordance with Section 3.1.2, (iii) to elect to receive the Stock Consideration for a part of such holder’s Partners Common Stock and the Cash Consideration for the remaining part of such holder’s Partners Common Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for the shares of Partners Common Stock held by such Partners Stockholder (a “Non-Election”).  A holder of record of shares of Partners Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Partners Common Stock held by such Representative for a particular beneficial owner.  Any shares of Partners Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. In no event shall Dissenting Shares receive Merger Consideration pursuant to this Agreement. However, for purposes of making the proration calculations provided for in this Section 3.3, Dissenting Shares existing at the Effective Time shall be deemed Cash Election Shares.

3.3.3             To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Edwardsville, Illinois time, on the later of the date of the Partners Stockholder Meeting or the 25th day following the Mailing Date (or such other time and date as FCLF and Partners may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  Partners shall use all reasonable efforts to make available as promptly as possible an Election Form to any holder of record of Partners Common Stock who, prior to the Election Deadline, requests such Election Form following the initial mailing of the Election Forms.  Partners shall provide to the Exchange Agent all information necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  If a Partners Stockholder either (i) does not submit a properly completed Election Form in a timely fashion, or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Partners Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification, or revocation is received and whether any such election, modification, or revocation has been properly made.

3.3.4             Adjustment in the event of Excess Stock Election. If the Stock Election Number exceeds the Stock Conversion Number (the amount by which the Stock Election Number exceeds the Stock Conversion Number being referred to herein as the “Excess Shares”), then:

(A)                 First, all of the Cash Election Shares (and Dissenting Shares) and the portion of the Cash Consideration specified or deemed specified on the Election Forms by holders of Mixed Election Shares shall be converted into the right to receive the Cash Consideration elected pursuant to the applicable Election Forms; and

(B)                 Second, the holders of Non-Election Shares shall receive Cash Consideration so as to reduce the number of Excess Shares to zero, or as close as possible to zero.  The number of shares of Partners Common Stock held by each such holder of Non-Election Shares that shall be converted into the right to receive Cash Consideration shall be equal to the lesser of (i) the total number of Non-Election Shares owned by such holder, and (ii) a number determined by multiplying the total number of Non-Election Shares owned by each such holder by a fraction, the numerator of which is the total number of Non-Election Shares owned by each such holder and the denominator of which is the total number of Non-Election Shares owned by all holders (and the remaining shares of Partners Common Stock, if any, held by each such holder of Non-Election Shares shall be converted into the right to receive Stock Consideration); and

(C)                 Third, if the reallocation set forth in clause (B) above is not sufficient to reduce the number of Excess Shares to zero, then the Exchange Agent shall reallocate the Stock Consideration payable to each holder of Mixed Election Shares and Stock Election Shares so as to reduce the number of Excess Shares (determined after giving effect to clauses (A) and (B) above) to zero.  The number of Mixed Election Shares for which Stock Consideration shall have been elected by the holder thereof and the number of Stock Election Shares of each holder which shall be reallocated into the right to receive Cash Consideration shall be equal to the number determined by multiplying the total number of such Mixed Election Shares or Stock Election Shares, as the case may be, owned by each such holder by a fraction, the numerator of which is the total number of such Mixed Election Shares or Stock Election Shares, as the case may be, owned by each such holder, and the denominator of which is the total number of such Mixed Election Shares and Stock Election Shares owned by all such holders (and the remaining Mixed Election Shares or Stock Election Shares, as the case may be, held by each such holder shall be converted into the right to receive Stock Consideration).

3.3.5              Adjustment in the event of Excess Cash Election. If the Stock Election Number is less than the Stock Conversion Number, then:

(A)                 First, all of the Stock Election Shares and the portion of the Stock Consideration specified or deemed specified on the Election Forms by holders of Mixed Election Shares shall be converted into the right to receive the amount of Stock Consideration elected pursuant to the applicable Election Forms; and

(B)                 Second, the holders of Non-Election Shares shall receive shares of Stock Consideration so as to reduce the amount by which the Stock Election Number is less than the Stock Conversion Number to zero, or as close as possible to zero.  The number of shares of Partners Common Stock held by each such holder of Non-Election Shares that shall be converted into the right to receive Stock Consideration shall be equal to the lesser of (i) the total number of Non-Election Shares owned by such holder, and (ii) a number determined by multiplying the total number of Non-Election Shares owned by each such holder by a fraction, the numerator of which is the total number of Non-Election Shares owned by each such holder and the denominator of which is the total number of Non-Election Shares owned by all holders (and the remaining shares of Partners Common Stock, if any, held by each such holder of Non-Election Shares shall be converted into the right to receive Cash Consideration); and

(C)                 Third, if the reallocation set forth in clause (B) above is not sufficient to reduce the amount by which the Stock Election Number is less than the Stock Conversion Number to zero, then the Exchange Agent shall reallocate the Cash Consideration payable to each holder of Mixed Election Shares and Cash Election Shares so as to reduce the amount by which the Stock Election Number is less than the Stock Conversion Number (determined after giving effect to clauses (A) and (B) above) to zero.  The number of Mixed Election Shares for which Cash Consideration shall have been elected by the holder thereof and the number of Cash Election Shares of each holder which shall be reallocated into the right to receive Stock Consideration shall be equal to the number determined by multiplying the total number of such Mixed Election Shares or Cash Election Shares, as the case may be, owned by each such holder by a fraction, the numerator of which is the total number of such Mixed Election Shares or Cash Election Shares, as the case may be, owned by each such holder and the denominator of which is the total number of such Mixed Election Shares and Cash Election Shares owned by all such holders (and the remaining Mixed Election Shares and Cash Election Shares held by each such holder shall be converted into the right to receive Cash Consideration).

3.3.6             No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FCLF Common Stock shall be issued as Merger Consideration, no dividend or distribution with respect to FCLF Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FCLF.  In lieu of the issuance of any such fractional share, FCLF shall pay to each former holder of Partners Common Stock who otherwise would be entitled to receive a fractional share of FCLF Common Stock, an amount in cash determined by multiplying $9.66 by the fractional share of FCLF Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.2.  No interest will be paid on the cash that holders of such fractional shares shall be entitled to receive upon such delivery.  For purposes of determining any fractional share interest, all shares of Partners Common Stock owned by a Partners Stockholder shall be combined so as to calculate the maximum number of whole shares of FCLF Common Stock issuable to such Partners Stockholder.

3.4           Procedures for Exchange of Partners Common Stock.

3.4.1             FCLF to Make Merger Consideration Available.  After the Election Deadline but no later than the Closing Date, FCLF shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Partners Stockholders, for exchange in accordance with this Section 3.4, the Merger Consideration consisting of certificates representing the shares of FCLF Common Stock and an estimated amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of FCLF Common Stock, and for Partners Stock Options and Partners Stock Warrants) (such cash and certificates for shares of FCLF Common Stock being hereinafter referred to as the “Exchange Fund”).

3.4.2             Exchange of Certificates.  Within five business days after the Effective Time, FCLF shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Partners Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Promptly upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of FCLF Common Stock (if any) to which such former Partners Stockholder shall have become entitled pursuant to the provisions of Section 3.1.2 hereof, (ii) a check representing that amount of cash (if any) to which such former Partners Stockholder shall have become entitled pursuant to the provisions of Section 3.1.2, and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of FCLF Common Stock, which such former Partners Stockholder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3.4.2, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.  Certificates surrendered for exchange by any Person who will be an Affiliate of FCLF or FCL Bank after the Effective Time shall not be exchanged for certificates representing shares of FCLF Common Stock until FCLF has received the written agreement of such Person contemplated by Section 8.4.

3.4.3             Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Partners Common Stock shall have no rights, after the Effective Time, with respect to such Partners Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No interest will be paid or accrued on the Merger Consideration. No dividends or other distributions declared after the Effective Time with respect to FCLF Common Stock shall be paid to the holder of any unsurrendered Certificate that is to be exchanged for Stock Consideration by virtue of the Merger until the holder thereof surrenders such Certificate in accordance with this Section 3.4.

3.4.4             Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.4.5             Closing of Transfer Books.  Commencing on the date of the Closing Date, there shall be no transfers on the stock transfer books of Partners of the Partners Common Stock.  If, after such time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.4.

3.4.6             Return of Exchange Fund.  At any time following the six-month period after the Effective Time, FCLF shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to FCLF (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither FCLF nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.4.7             Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FCLF, the posting by such Person of a bond in such amount as FCLF may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.4.8             Withholding.  FCLF or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Contemplated Transactions to any holder of Partners Common Stock such amounts as FCLF (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by FCLF or the Exchange Agent, such withheld amounts will be paid by FCLF or the Exchange Agent, as the case may be, to the proper Governmental Entity and will be treated for all purposes of this Agreement as having been paid to the holder of the Partners Common Stock in respect of whom such deduction and withholding were made by FCLF or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARTNERS

Partners hereby represents and warrants to FCLF, on behalf of Partners and on behalf of Partners Bank as the sole stockholder of Partners Bank, that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in an exception to any such statement contained in this Article IV that is included in the Partners Disclosure Schedule delivered by Partners to FCLF, and except as to any representation or warranty which specifically relates to an earlier date.  Partners, on its own behalf and on behalf of Partners Bank as the sole stockholder of Partners Bank, has made a good faith effort to ensure that the disclosure on each schedule of the Partners Disclosure Schedule corresponds to the Section of this Agreement referenced therein.  However, for purposes of the Partners Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of Partners shall include the Knowledge of Partners, Partners Bank and each other Partners Subsidiary.

4.1           Organization.

4.1.1             Partners is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA.  Partners has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Partners is duly licensed or qualified to do business in each jurisdiction listed on Partners Disclosure Schedule 4.1.1.

4.1.2             Partners Bank is an Illinois state bank organized, validly existing and in good standing under Illinois law.  Partners Disclosure Schedule 4.1.2 identifies (i) each Partners Subsidiary and describes the business conducted by such entity (other than as to Partners Bank), and (ii) each director, executive officer and five percent or greater shareholder of Partners and each Partners Subsidiary. Partners has no other Subsidiaries or director, executive officer or five percent or greater shareholder of it or any Partners Subsidiary except for those listed on Partners Disclosure Schedule 4.1.2.  The deposits of Partners Bank are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Partners Bank when due.  Each other Partners Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization, each as listed on Partners Disclosure Schedule 4.1.2.

4.1.3             The respective minute books of Partners and each Partners Subsidiary accurately record all corporate actions of their respective stockholders and boards of directors (including committees).

4.1.4             Prior to the date of this Agreement, Partners has made available to FCLF true and correct copies of the bylaws and certificate of incorporation, articles of incorporation or charter of Partners, Partners Bank, and each Subsidiary of Partners, and amendments thereto as in effect on the date hereof.

4.2           Capitalization.

4.2.1                      The authorized capital stock of Partners consists of 600,000 shares of common stock, $10.00 par value per share, of which 370,008 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Partners Common Stock held by Partners as treasury stock.  Except as disclosed on Partners Disclosure Schedule 4.2.1, neither Partners nor any Partners Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Partners Common Stock, or any other security of Partners or any securities representing the right to vote, purchase or otherwise receive any shares of Partners Common Stock or any other security of Partners.

4.2.2             Partners owns all of the capital stock of Partners Bank, free and clear of any lien or encumbrance.  Except for the Partners Subsidiaries, Partners does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Partners Subsidiaries, equity interests held by Partners Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Partners Subsidiaries, including stock in the FHLB.

4.2.3             Except as disclosed in Partners Disclosure Schedule 4.2.3, no Person or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent or more of the outstanding shares of Partners Common Stock.

4.2.4             Under the heading “Partners Stock Options” Partners Disclosure Schedule 4.2.4 contains an accurate list of all outstanding Partners Stock Options, the holders of such Partners Stock Options, and the respective exercise price for each such Partners Stock Option. Under the heading “Partners Stock Warrants” Partners Disclosure Schedule 4.2.4 contains an accurate list of all outstanding Partners Stock Warrants, the holders of such Partners Stock Warrants, and the respective exercise price for each such Partners Stock Warrant.

4.3           Authority; No Violation.

4.3.1             Partners has full corporate power and authority to execute and deliver this Agreement and Partners Bank has (or will have prior to the Pre-Closing Date) full corporate power and authority to execute and deliver the Bank Merger Agreement and each has (or, in the case of Partners Bank, will have prior to the Pre-Closing Date) full corporate power and authority to consummate the Contemplated Transactions to which it is a party.  The execution and delivery of this Agreement by Partners and the execution of the Bank Merger Agreement by Partners Bank and the completion by Partners and Partners Bank of the Contemplated Transactions to which it is a party have been (or, in the case of Partners Bank, will be prior to the Pre-Closing Date) duly and validly approved by the Board of Directors of Partners and Partners Bank, respectively, and, except for approval of the Partners Stockholders, no other corporate proceedings on the part of Partners or Partners Bank are necessary to complete the Merger and the Bank Merger.  This Agreement has been duly and validly executed and delivered by Partners and the Bank Merger Agreement will be duly and validly executed and delivered by Partners Bank, and the Bank Merger has been or will be duly and validly approved by the Board of Directors of Partners Bank and by Partners in its capacity as sole stockholder of Partners Bank and, subject to approval by the Partners Stockholders of the Agreement and receipt of the required approvals of the Bank Regulators described in FCLF Disclosure Schedule 5.4, this Agreement constitutes and the Bank Merger Agreement, when executed, will constitute the valid and binding obligations of Partners and Partners Bank, enforceable against Partners and Partners Bank in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Partners Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

4.3.2             (A) The execution and delivery of this Agreement by Partners and the execution and delivery of the Bank Merger Agreement by Partners Bank; (B) subject to receipt of approvals from the Bank Regulators referred to in FCLF Disclosure Schedule 5.4, and Partners’ and Partners Bank’s compliance with any conditions contained therein, and subject to the receipt of the approval of the Partners Stockholders, the consummation of the Contemplated Transactions, and (C) compliance by Partners and Partners Bank with any of the terms or provisions hereof or of the Bank Merger Agreement, as the case may be: will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Partners or any Partners Subsidiary or the charter or bylaws of Partners Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Partners or any Partners Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Partners or any Partners Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other investment or obligation to which Partners or any Partners Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4           Consents.  Except for the consents, waivers, approvals, filings, and registrations from or with the Bank Regulators referred to in FCLF Disclosure Schedule 5.4 and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the Partners Stockholders, no consents, waivers, or approvals of, or filings or registrations with, any Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Partners and Partners Bank, and (b) the completion by Partners and Partners Bank of the Merger and the Bank Merger, respectively.  Partners has no actual knowledge that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the Contemplated Transactions.

4.5           Financial Statements and Regulatory Reports.

4.5.1             Partners has previously made available to FCLF the Partners Regulatory Reports.  The Partners Regulatory Reports have been prepared in accordance with applicable regulatory accounting principles and practices consistently applied throughout the periods covered by such statements and fairly present the consolidated financial position, results of operations and changes in stockholders’ equity of Partners as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.5.2             Partners has previously made available to FCLF the Partners Financial Statements.  The Partners Financial Statements have been prepared in accordance with GAAP, consistently applied, and (including the related notes where applicable) fairly present in each case  (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Partners and the Partners Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.5.3             At the date of each balance sheet included in the Partners Financial Statements or the Partners Regulatory Reports, Partners did not have any liabilities, obligations, or loss contingencies of any nature (whether absolute, accrued, contingent, or otherwise) of a type required to be reflected in the Partners Financial Statements or Partners Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6           Taxes.  Partners and the Partners Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). For years beginning on or after January 1, 2004, Partners, or the appropriate Partners Subsidiary, has duly filed all federal, state and local tax returns required to be filed by or with respect to Partners and every Partners Subsidiary on or prior to the Closing Date (all such returns being accurate and correct) and has duly paid or made provisions for the payment of all federal, state, and local taxes which (i) have been incurred by Partners and any Partners Subsidiary; (ii) are due or, to the Knowledge of Partners, claimed to be due from Partners or any Partners Subsidiary by any taxing authority; or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent or for which reserves have been established on the Partners Financial Statements, (y) are being contested in good faith, or (z) have not yet been fully determined.  As of the date of this Agreement, Partners has received no written notice of and there is not pending, and to Partners’ Knowledge there is not threatened, any audit examination, deficiency assessment, tax investigation, or refund litigation with respect to any taxes of Partners or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Partners or any of its Subsidiaries do not file tax returns that Partners or any such Subsidiary is subject to taxation in that jurisdiction.  Partners and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.  Partners and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Partners and each of its Subsidiaries, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7           No Material Adverse Effect.  Partners and the Partners Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2007, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Partners and the Partners Subsidiaries, taken as a whole.

4.8           Contracts; Leases; Defaults.

4.8.1             Except as set forth in Partners Disclosure Schedule 4.8.1, neither Partners nor any Partners Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Partners or any Partners Subsidiary; (ii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which Partners or any Partners Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FCLF or any FCLF Subsidiary; (iii) any agreement, written or oral, that obligates Partners or any Partners Subsidiary for the payment of more than $50,000 annually; or (iv) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any way the conduct of business by Partners or any Partners Subsidiary.

4.8.2             Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in Partners Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the Contemplated Transactions, neither Partners nor any Partners Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3             True and correct copies of agreements, contracts, arrangements, and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to FCLF on or before the date hereof, are listed on Partners Disclosure Schedule 4.8.1 and 4.8.2 and are in full force and effect on the date hereof, and neither Partners nor any Partners Subsidiary (nor, to the Knowledge of Partners, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument.  No party to any contract, arrangement, or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement, or instrument as a result of the execution of this Agreement and the consummation of the Contemplated Transactions.  Except as set forth in Partners Disclosure Schedule 4.8.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Partners or any Partners Subsidiary is a party or under which Partners or any Partners Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.  Except as set forth in Partners Disclosure Schedule 4.8.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Partners or any Partners Subsidiary or upon the occurrence of a subsequent event (other than a default thereunder); or (y) requires Partners or any Partners Subsidiary to provide a benefit in the form of Partners Common Stock or determined by reference to the value of Partners Common Stock.

4.9           Ownership of Property; Insurance Coverage.

4.9.1             Partners and each Partners Subsidiary has good and, as to real property, marketable, title to all assets and properties owned by Partners and each Partners Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible, or intangible, including assets and property reflected in the balance sheets contained in the Partners Regulatory Reports and in the Partners Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests, or pledges, and except for (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Partners Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  Partners and the Partners Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Partners and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Partners Financial Statements.

4.9.2             With respect to all agreements pursuant to which Partners or any Partners Subsidiary has purchased securities subject to an agreement to resell, if any, Partners or such Partners Subsidiary, as the case may be, has a lien or security interest (which to Partners’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3             Partners and each Partners Subsidiary currently maintain insurance considered by Partners to be commercially reasonable for their respective operations.  Neither Partners nor any Partners Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no claims pending under such policies of insurance and no notices have been given by Partners or any Partners Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Partners and each Partners Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  Partners Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by Partners and each Partners Subsidiary.

4.10           Legal Proceedings.  Neither Partners nor any Partners Subsidiary is a party to any, and there are no pending or, to Partners’ Knowledge, threatened, legal, administrative, arbitration, or other proceedings, claims (whether asserted or unasserted), actions, or governmental investigations or inquiries of any nature (i) against Partners or any Partners Subsidiary (other than routine bank regulatory examinations), or (ii) to which Partners or any Partners Subsidiary’s assets are or may be subject.  There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

4.11           Compliance With Applicable Law.

4.11.1          Each of Partners and each Partners Subsidiary is in compliance with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable to it and its properties, assets, and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Partners nor any Partners Subsidiary has received any written notice to the contrary.

4.11.2          Each of Partners and each Partners Subsidiary has all permits, licenses, authorizations, orders, and approvals of, and has made all filings, applications, and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval will result, or to the Knowledge of Partners, is threatened to result, from the consummation of the Contemplated Transactions, subject to obtaining the approvals set forth in FCLF Disclosure Schedule 5.4.

4.11.3            Except as disclosed in Partners Disclosure Schedule 4.11.3, from the period beginning January 1, 2005, neither Partners nor any Partners Subsidiary has received any written notification or any other communication from any Bank Regulator, or to Partners’ Knowledge is such notification or communication threatened, (i) asserting that Partners or any Partners Subsidiary is not in compliance with any of the statutes, regulations, or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit, or governmental authorization; (iii) requiring or threatening to require Partners or any Partners Subsidiary, or indicating that Partners or any Partners Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement with any Governmental Entity (including any Bank Regulator) which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Partners or any Partners Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting, or limiting, or purporting to direct, restrict, or limit, in any manner the operations of Partners or any Partners Subsidiary (any such notice, communication, memorandum, agreement, or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither Partners nor any Partners Subsidiary has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to Partners Bank as to compliance with the Community Reinvestment Act is satisfactory or better.

4.12           Employee Benefit Plans.

4.12.1            Partners Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, welfare, and fringe benefit plans, employment, severance and change in control agreements, and all other benefit plans, practices, policies, and arrangements maintained by Partners or any Partners Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Partners or any Partners Subsidiary participates or to which any such employee, consultant or director, or former employee, former consultant, or former director, is a party or is otherwise entitled to receive benefits (the “Partners Compensation and Benefit Plans”).  Neither Partners nor any of its Subsidiaries has any commitment to create any additional Partners Compensation and Benefit Plan or to modify, change or renew any existing Partners Compensation and Benefit Plan, except as required to maintain the qualified status thereof or as required for compliance with Code Section 409A or other applicable law.  Partners has made available to FCLF true and correct copies of the Partners Compensation and Benefit Plans. There are no collective bargaining agreements with any labor union relating to employees of Partners or any Partners Subsidiary.

4.12.2             Each Partners Compensation and Benefit Plan has been operated and administered in accordance with its terms and with laws that are applicable to such Partners Compensation and Benefit Plans, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all filings, disclosures, and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any other applicable law have been timely made or any interest, fines, penalties, or other impositions for late filings have been paid in full.  Each Partners Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable advisory or opinion letter issued by the IRS with respect to a master and prototype or volume submitter plan, and to the Knowledge of Partners, no circumstances exist which are likely to result in revocation of any such favorable determination letter, advisory or opinion letter.  There is no pending or, to the Knowledge of Partners, threatened action, suit, or claim relating to any Partners Compensation and Benefit Plan (other than routine claims for benefits).  Neither Partners nor any Partners Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Partners Compensation and Benefit Plan that would, or could reasonably be expected to, subject Partners or any Partners Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3             No liability, other than (a) PBGC premiums arising in the ordinary course of business, or (b) any employer contribution required under the terms of any Partners Defined Benefit Plan has been or is expected by Partners or any of its Subsidiaries to be incurred with respect to any Partners Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Partners Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) subject to Title IV of ERISA currently or formerly maintained by Partners or any entity which is considered one employer with Partners under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”).

Except as disclosed on Partners Disclosure Schedule 4.12.3, no Partners Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA prior to amendment by P.L. 109-280), whether or not waived, as of the last day of the end of the most recent plan year ending prior to 2008.  The fair market value of the assets of each Partners Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Partners Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Partners Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Partners Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Partners Defined Benefit Plan within the 12-month period ending on the date hereof.  Neither Partners nor any of its Subsidiaries has provided, or is required to provide, security to any Partners Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in, the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.  Except as disclosed on Partners Disclosure Schedule 4.12.3, neither Partners, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980. There is no pending, or to the Knowledge of Partners, threatened, investigation or enforcement action by any Bank

Regulator with respect to any Partners Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.12.4            All contributions required to be made under the terms of any Partners Compensation and Benefit Plan or ERISA Affiliate Plan to which Partners or any Partners Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Partners’ consolidated financial statements to the extent required by GAAP.  Partners and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Partners Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.12.5            Except as set forth in Partners Disclosure Schedule 4.12.5, neither Partners nor any Partners Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Partners Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Partners or any Partners Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree welfare benefits.

4.12.6            Partners and its Subsidiaries do not maintain any Partners Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7            With respect to each Partners Compensation and Benefit Plan, if applicable, Partners has provided or made available to FCLF copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter, advisory or opinion issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8            Except as disclosed in Partners Disclosure Schedule 4.12.8, the consummation of the Contemplated Transactions will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant, or director of Partners or any Partners Subsidiary to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Partners Compensation and Benefit Plan, (C) result in any increase in benefits payable under any Partners Compensation and Benefit Plan, or entitle any current or former employee, director, or independent contractor of Partners or any Partners Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9             Neither Partners nor any Partners Subsidiary maintains any Partners Compensation and Benefit Plans under which (i) any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, or (ii) any payment is reasonably likely to become taxable under Section 409A of the Code.

4.12.10          There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Partners Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.12.11          Partners Disclosure Schedule 4.12.11 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of Partners and each Partners Subsidiary (including Partners Bank), their title and rate of salary, their date of hire and any changes in their rate of salary or title effected since December 31, 2007.  Partners Disclosure Schedule 4.12.11 also sets forth any changes to any Partners Compensation and Benefit Plan since December 31, 2007.

4.13           Brokers, Finders and Financial Advisors.  Neither Partners nor any Partners Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the Contemplated Transactions, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the Contemplated Transactions except for the retention of Stifel by Partners and the fee payable pursuant to such retention. Partners shall be solely liable for such fees or commissions and all such fees and commissions shall be paid prior to Closing.  Partners shall indemnify FLCF and all FCLF Subsidiaries from any claims by Stifel concerning such fees or its representation of Partners in connection with the Contemplated Transactions.

4.14           Environmental Matters.

4.14.1            With respect to Partners and each Partners Subsidiary:

(A)           Each of Partners and the Partners Subsidiaries, the Participation Facilities, and, to Partners’ Knowledge, the Loan Properties are, and have been, in compliance with, and are not liable under, any Environmental Laws;

(B)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Partners’ Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Partners Subsidiaries or any Participation Facility (x) for noncompliance or alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the Partners Subsidiaries or at or on any Participation Facility;

(C)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Partners’ Knowledge no such action is threatened or an event occurred that could give rise to, before any court, governmental agency, or other forum relating to or against any Loan Property (or Partners or any of the Partners Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law, or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the Partners Subsidiaries or at or on any Loan Property;

(D)           The properties currently owned or operated by Partners or any Partners Subsidiary (including, without limitation, soil, groundwater or surface water on, under, or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)           Neither Partners nor any Partners Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)           There are no underground storage tanks on, in, or under any properties owned or operated by Partners or any of the Partners Subsidiaries or on, in, or under any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Partners or any of the Partners Subsidiaries or from any Participation Facility;

(G)           During the period of (i) Partners’ or any of the Partners Subsidiaries’ ownership or operation of any of their respective properties, or (ii) Partners’ or any of the Partners Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under, or affecting such properties.  To Partners’ Knowledge, prior to the period of (x) Partners’ or any of the Partners Subsidiaries’ ownership or operation of any of their respective current properties or (y) Partners’ or any of the Partners Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under, or affecting such properties;

(H)           Except as disclosed on Partners Disclosure Schedule 4.14.1(H), none of Partners, Partners Bank, nor any other Partners Subsidiary has conducted any environmental studies during the past 10 years with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility. Any issues, deficiencies or violations respecting any Materials of Environmental Concern in, on, under, or affecting such properties raised in any such studies have been resolved or corrected prior to the date hereof; and

(I)           To the Knowledge of Partners, none of the properties currently owned or operated by Partners or any Partners Subsidiary, or any Loan Property or Participation Facility contains mold or any other biological material at a level which constitutes or could be alleged to constitute a threat or harm to human health or the environment.

4.14.2            “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.  “Participation Facility”

means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.15           Loan Portfolio.

4.15.1             The allowance for loan losses reflected in Partners’ audited consolidated statement of financial condition at December 31, 2007 was, and the allowance for loan losses shown on the balance sheets in Partners’ Financial Statements for the period ending March 31, 2008 is, and for the periods ending after March 31, 2008 will be, adequate, as of the dates thereof, under GAAP.

4.15.2             Partners Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2008, by account, of: (A) all loans (including loan participations) of Partners Bank or any other Partners Subsidiary that have been accelerated during the past 12 months; (B) all loan commitments or lines of credit of Partners Bank or any other Partners Subsidiary which have been terminated by Partners Bank or any other Partners Subsidiary during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Partners Bank or any other Partners Subsidiary has given written notice of its intent to terminate during the past 12 months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Partners Bank or any other Partners Subsidiary to any of their respective borrowers, customers or other parties during the past 12 months wherein Partners Bank or any other Partners Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer, or other party which has notified Partners Bank or any other Partners Subsidiary during the past 12 months of, or has asserted against Partners Bank or any other Partners Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Partners, each borrower, customer, or other party which has given Partners Bank or any other Partners Subsidiary any oral notification of, or orally asserted to or against Partners Bank or any other Partners Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (G) all assets classified by Partners Bank or any Partners Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Partners Disclosure Schedule 4.15.2 may exclude any individual loan with a principal outstanding balance of less than $20,000, provided that Partners Disclosure Schedule 4.15.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $20,000 that have been excluded.

4.15.3             All loans receivable (including discounts) and accrued interest entered on the books of Partners and the Partners Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Partners’ or the appropriate Partners Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts, and the accrued interest reflected on the books of Partners and the Partners Subsidiaries are subject to no defenses, set-offs, or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Partners or the appropriate Partners Subsidiary free and clear of any liens. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust, and other collateral documents or security instruments relating thereto are, in all material respects, valid, true, and genuine, and what they purport to be.

4.16           Related Party Transactions.  Except as set forth in Partners Disclosure Schedule 4.16, neither Partners nor any Partners Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate or Subsidiary of Partners.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) complied with all applicable law or regulations or were approved by a Bank Regulator.  No loan or credit accommodation to any Affiliate of Partners or any Partners Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified, or extended.  Neither Partners nor any Partners Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Partners is inappropriate.

4.17           Schedule of Termination Benefits.  Partners Disclosure Schedule 4.17 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Partners or any Partners Subsidiary for the benefit of officers, employees, or directors of Partners or any Partners Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated as of December 31, 2008 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule.  No other individuals are entitled to benefits under any such plans.

4.18           Deposits.  Except as disclosed on Partners Disclosure Schedule 4.18, none of the deposits of Partners or any Partners Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19           Antitakeover Provisions Inapplicable; Required Vote of Stockholders.  The Board of Directors of Partners has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of Partners) necessary to exempt Partners, the Merger, and the Contemplated Transactions from Section 203 of the DGCL (“Takeover Laws”).  The affirmative vote of a majority of the issued and outstanding shares of Partners Common Stock is required to approve this Agreement under Partners’ certificate of incorporation and the DGCL.

4.20           Registration Obligations.  Neither Partners nor any Partners Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21           Risk Management Instruments.  Neither Partners nor any Partners Subsidiary is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Partners’ own account, or for the account of one or more of Partners’ Subsidiaries.

4.22           Trust Accounts.  None of Partners, Partners Bank, or any other Partners Subsidiary conducts any trust business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FCLF

FCLF represents and warrants to Partners, on behalf of FCLF and on behalf of FCL Bank as the sole stockholder of FCL Bank,  that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in an exception to any such statement contained in this Article V that is to be included in the FCLF Disclosure Schedule delivered by FCLF to Partners.  FCLF, on its own behalf and on behalf of FCL Bank as the sole stockholder of FCL Bank, has made a good faith effort to ensure that the disclosure on each schedule of the FCLF Disclosure Schedule corresponds to the Section of this Agreement referenced therein.  However, for purposes of the FCLF Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of FCLF shall include the Knowledge of FCLF, FCL Bank and each other FCLF Subsidiary.

5.1           Organization.

5.1.1             FCLF is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA.  FCLF has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FCLF.

5.1.2             FCL Bank is a savings association organized, validly existing and in good standing under federal law.  The deposits of FCL Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.1.3             FCL Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.1.4             The respective minute books of FCLF and FCL Bank accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.1.5             Prior to the date of this Agreement, FCLF has made available to Partners true and correct copies of the Articles of Incorporation/Charter and bylaws of each of FCLF and FCL Bank.

5.2           Capitalization.

5.2.1             The authorized capital stock of FCLF consists of 20,000,000 shares of common stock, $0.10 par value per share, of which 8,176,731 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $0.10 par value per share (“FCLF Preferred Stock”), none of which are outstanding.  There are 897,300 shares of FCLF Common Stock held by FCLF as treasury stock.  Except as set forth on FCLF Disclosure Schedule 5.2.1, neither FCLF nor any FCLF Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FCLF and FCLF Common Stock, or any other security of FCLF or any securities representing the right to vote, purchase or otherwise receive any shares of FCLF Common Stock or any other security of FCLF.

5.2.2             FCLF owns all of the capital stock of FCL Bank free and clear of any lien or encumbrance.

5.2.3             The shares of FCLF Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

5.3           Authority; No Violation.

5.3.1             FCLF has full corporate power and authority to execute and deliver this Agreement and FCL Bank has (or will have prior to the Pre-Closing Date) full corporate power and authority to execute and deliver the Bank Merger Agreement and each has full corporate power and authority to consummate the Contemplated Transactions to which it is a party.  The execution and delivery of this Agreement by FCLF and the execution of the Bank Merger

Agreement by FCL Bank and the completion by FCLF and FCL Bank of the Contemplated Transactions to which it is a party have been (or, in the case of FCL Bank, will be prior to the Pre-Closing Date) duly and validly approved by the Board of Directors of FCLF and FCL Bank, respectively, and no other corporate proceedings on the part of FCLF or FCL Bank are necessary to complete the Merger and the Bank Merger.  This Agreement has been duly and validly executed and delivered by FCLF and the Bank Merger Agreement will be duly and validly executed and delivered by FCL Bank, and the Bank Merger has been or will be duly and validly approved by the Board of Directors of FCL Bank and by FCLF in its capacity as sole stockholder of FCL Bank and, subject to receipt of the required approvals of the Bank Regulators described in FCLF Disclosure Schedule 5.4, this Agreement constitutes and the Bank Merger Agreement when executed will constitute the valid and binding obligations of FCLF and FCL Bank, enforceable against FCLF and FCL Bank in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to FCL Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

5.3.2             (A) The execution and delivery of this Agreement by FCLF and the execution of the Bank Merger Agreement by FCL Bank, (B) subject to receipt of approvals from the Bank Regulators referred to in FCLF Disclosure Schedule 5.4, and compliance by FCLF and FCL Bank with any conditions contained therein, the consummation of the Contemplated Transactions, and (C) compliance by FCLF and FCL Bank with any of the terms or provisions hereof, the consummation of the Contemplated Transactions: will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or charter or bylaws of FCLF or any FCLF Subsidiary or the charter and bylaws of FCL Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCLF or any FCLF Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FCLF, FCL Bank or any FCLF Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FCLF taken as a whole.

5.4           Consents.  Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in FCLF Disclosure Schedule 5.4 and compliance with any conditions contained therein, no consents, waivers, or approvals of, or filings or registrations with, any Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by FCLF and the execution and delivery of the Bank Merger Agreement by FCL Bank, and (b) the completion by FCLF and FCL Bank of the Contemplated Transactions.  FCLF has no actual knowledge that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the Contemplated Transactions.

5.5           Financial Statements and Regulatory Reports.

5.5.1             FCLF has previously made available to Partners the FCLF Regulatory Reports.  The FCLF Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices consistently applied throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders’ equity of FCLF as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.5.2             FCLF has previously made available to Partners the FCLF Financial Statements.  The FCLF Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FCLF and the FCLF Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-QSB.

5.5.3             At the date of each balance sheet included in the FCLF Financial Statements, FCLF did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FCLF Financial Statements or FCLF Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6           Taxes.  FCLF and the FCLF Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). FCLF or the appropriate FCLF Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to FCLF and each FCLF Subsidiary on or prior to the Closing Date (all such returns, to the Knowledge of FCLF, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which (i) have been incurred by FCLF or the appropriate FCLF Subsidiary, (ii) are due or claimed to be due from FCLF and any FCLF Subsidiary by any taxing authority, or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined.  As of the date of this Agreement, FCLF has received no notice of and there is not pending, and to the Knowledge of FCLF, there is not threatened any audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FCLF or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where FCLF or any of its Subsidiaries do not file tax returns that FCLF or any such Subsidiary is subject to taxation in that jurisdiction.  FCLF and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  FCLF and each of its Subsidiaries have withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FCLF and FCLF and each of its Subsidiaries, to the Knowledge of FCLF, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7           No Material Adverse Effect.  FCLF and the FCLF Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2007, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FCLF, taken as a whole.

5.8           Ownership of Property; Insurance Coverage.

5.8.1             FCLF and each FCLF Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FCLF or each FCLF Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FCLF Financial Statements or FCLF Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a FCLF Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  FCLF and the FCLF Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FCLF and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.8.2             FCLF and each FCLF Subsidiary currently maintain insurance considered by FCLF to be reasonable for their respective operations.  Neither FCLF nor any FCLF Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no material claims pending under such policies of insurance and no notices have been given by FCLF or any FCLF Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect, and since July 9, 2006, FCLF and each FCLF Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.9           Legal Proceedings.  Neither FCLF nor any FCLF Subsidiary is a party to any, and there are no pending or, to the Knowledge of FCLF, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FCLF and FCLF or any FCLF Subsidiary, or (ii) to which FCLF and FCLF or any FCLF Subsidiary’s assets are or may be subject, except for any proceedings, claims, actions, investigations or inquiries which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on FCLF, taken as a whole.  There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

5.10           Compliance With Applicable Law.

5.10.1             To the Knowledge of FCLF, each of FCLF and each FCLF Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FCLF nor any FCLF Subsidiary has received any written notice to the contrary.

5.10.2             Each of FCLF and each FCLF Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FCLF, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the approvals set forth in FCLF Disclosure Schedule 5.4.

5.10.3             Except as disclosed in FCLF Disclosure Schedule 5.10.3, from the period beginning July 9, 2006, neither FCLF, FCL Bank nor any FCLF Subsidiary has received any written notification or, to the Knowledge of FCLF, any other communication from any Bank Regulator (nor, to the Knowledge of FCLF, is any such notification or communication threatened) (i) asserting that FCLF, FCL Bank or any FCLF Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FCLF; (iii) requiring or threatening to require FCLF, FCL Bank or any FCLF Subsidiary, or indicating that FCLF, FCL Bank or any FCLF Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity (including any Bank Regulator) which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FCLF, FCL Bank or any FCLF Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FCLF, FCL Bank or any FCLF Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory

Agreement”).  Except as disclosed in FCLF Disclosure Schedule 5.10.3, neither FCLF, FCL Bank nor any FCLF Subsidiary has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to FCL Bank and each FCL Bank Affiliate as to compliance with the Community Reinvestment Act is satisfactory or better.

5.11           Employee Benefit Plans.

5.11.1             FCLF Disclosure Schedule 5.11.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by FCLF or any FCLF Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of FCLF or any FCLF Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “FCL Bank Compensation and Benefit Plans”).  FCLF has made available to Partners true and correct copies of the FCL Bank Compensation and Benefit Plans.

5.11.2             To the Knowledge of FCLF, each FCL Bank Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each FCL Bank Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Knowledge of FCLF, no circumstances exist which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of FCLF, threatened action, suit or claim relating to any of the FCL Bank Compensation and Benefit Plans (other than routine claims for benefits).  Neither FCLF nor any FCLF Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any FCL Bank Compensation and Benefit Plan that would reasonably be expected to subject FCLF or any FCLF Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.11.3             No FCL Bank Compensation and Benefit Plan is a defined benefit plan subject to Title IV of ERISA (“FCL Bank Defined Benefit Plan”) or a “single-employer plan” (as defined in Section 4001(a) of ERISA), and no such plan is currently or formerly maintained by FCLF or any entity which is considered one employer with FCLF under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”).  Neither FCLF nor any of its Subsidiaries has provided, or is required to provide, security to any FCL Bank Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.  Neither FCLF, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1986.  To the Knowledge of FCLF, there is no pending investigation or enforcement action by any Bank Regulator with respect to any FCL Bank Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.11.4             All material contributions required to be made under the terms of any FCL Bank Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made, and all anticipated contributions and funding obligations are accrued on FCLF’s consolidated financial statements to the extent required by GAAP.  FCLF and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable FCL Bank Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.11.5             With respect to each FCL Bank Compensation and Benefit Plan, if applicable, FCLF has provided or made available to Partners copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.12           Environmental Matters.

5.12.1             With respect to FCLF and FCL Bank:

(A)           Each of FCLF and FCL Bank, the Participation Facilities, and, to FCLF’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FCLF’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against any of them or any Participation Facility (x) for noncompliance or  alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by any of them or any Participation Facility;

(C)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FCLF’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or FCLF or FCL Bank in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law, or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by FCLF or FCL Bank or at or on any Loan Property;

(D)           To FCLF’s Knowledge, the properties currently owned or operated by FCLF or FCL Bank (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)           Neither of FCLF or FCL Bank has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)           To FCLF’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by FCLF or any of the FCLF Subsidiaries or on, in or under any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by FCLF or any of the FCLF Subsidiaries or from any Participation Facility;

(G)           To FCLF’s Knowledge, during the period of (a)  FCLF’s or FCL Bank’s ownership or operation of any of their respective current properties, or (b)  FCLF’s or FCL Bank’s participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.  To FCLF’s Knowledge, prior to the period of (x) FCLF’s or FCL Bank’s ownership or operation of any of their respective current properties, or (y) FCLF’s or FCL Bank’s participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties; and

(H)           Neither of FCLF nor FCL Bank has conducted any environmental studies since July 9, 2006, with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

5.12.2             To the Knowledge of FCLF, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon FCLF or any FCLF Subsidiary.  To the Knowledge of FCLF, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FCLF or any FCLF Subsidiary by reason of any Environmental Laws.  Neither FCLF nor any FCLF Subsidiary has received any written notice from any Person that FCLF or any FCLF Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FCLF or any FCLF Subsidiary.

5.12.3             There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the FCLF’s Knowledge, threatened, before any court, governmental agency or other forum against FCLF or any FCLF Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law, or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by any of the FCLF.

5.13           Securities Documents. FCLF has filed all Securities Documents required to be filed with the SEC since July 9, 2006 and FCLF has made available to Partners copies of its (i) annual report on Form 10-KSB for the year ended December 31, 2006 and 2007, (ii) quarterly report on Form 10-QSB for each quarter ended on or after September 30, 2006, and (iii) proxy materials used or for use in connection with its meetings of stockholders held or to be held in 2007 and 2008.  All Securities Documents filed or to be filed by FCLF with the SEC since July 9, 2006 complied (or will comply for filings after the date hereof), at the time filed with the SEC, in all material respects with the Securities Laws and did not (or will not, for filings after the date hereof) at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.14           Brokers, Finders and Financial Advisors.  Neither FCLF nor any FCLF Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the Contemplated Transactions, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the Contemplated Transactions, except for the retention of RP Financial, LC by FCLF and the fee payable pursuant thereto.

5.15           Related Party Transaction.  Except as set forth in FCLF Disclosure Schedule 5.15, neither FCLF, FCL Bank nor any FCL Bank Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FCLF.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) complied with all applicable law or regulations or were approved by a Bank Regulator.  No loan or credit accommodation to any Affiliate of FCLF or any FCLF Subsidiary is presently in default or, during period beginning July 9, 2006 to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither FCLF nor any FCLF Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FCLF is inappropriate.

5.15           Deposits.  None of the deposits of any FCLF Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

5.16           Risk Management Instruments.  Neither FCLF nor FCL Bank is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FCLF’s own account, or for the account of any Subsidiary of FCLF.

5.17           Financial Resources.  FCLF has, and shall have at the Effective Time, sufficient cash available to enable it to comply with its obligation to fund the Cash Consideration under Section 3.4.1.

ARTICLE VI

COVENANTS OF PARTNERS

6.1           Conduct of Business.

6.1.1             Affirmative Covenants.  During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, except with the prior written consent of FCLF, Partners will: operate its business, and it will cause each of Partners Bank and each of its other Subsidiaries to operate its business, only in the usual, regular, and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and not voluntarily take any action which would (i) adversely affect the ability of any party to obtain any necessary approvals of any Governmental Entity (including Bank Regulators) required for the Contemplated Transactions or increase the period of time necessary to obtain such approvals,  or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2             Negative Covenants.  Partners agrees that from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by FCLF in writing, Partners will not, and will cause Partners Bank and each of the other Partners Subsidiaries not to:

(A)                 Change or waive any provision of its certificate of incorporation, charter or bylaws, except as required by law;

(B)                 Change the number of authorized or issued shares of its capital stock (other than as a result of the exercise of Partners Stock Options prior to the Closing Date), issue any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however, that Partners may continue to declare and pay a quarterly cash dividend on its shares of Partners Common Stock in the same amounts and at the same times it declared and paid such dividends during 2007 (if a dividend is declared the month of the Closing, Partners shall have the right to declare and pay such dividend in that same month);

(C)           Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(D)           Except as to bonus payments which have been accrued on the Partners Financial Statements as of December 31, 2007, grant or agree to pay any bonus, severance, or termination to, or enter into, renew, or amend any employment agreement, severance agreement, and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Partners Disclosure Schedule 4.8.1 and 4.12.1; (ii) the right to pay in the aggregate up to $70,000 in bonuses during calendar year 2008 (and prior to Closing), with no individual receiving more than 20% of the aggregate amount of such bonuses, (iii) merit pay increases for any employees that are not officers such that, in the aggregate, such merit pay increases do not exceed 5% of the aggregate amount of the base salaries (prior to any such increase) of such non-officer employees; and (iii) Partners Bank may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business;

(E)           Except as provided in Partners Disclosure Schedule 4.12.11, enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance, or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(F)           Merge or consolidate Partners or any Partners Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Partners or any Partners Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation, or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan, or debt restructuring, or the collection of any loan or credit arrangement between Partners, or any Partners Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Partners Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(G)           Sell or otherwise dispose of the capital stock of Partners or of any Partners Subsidiary, or sell or otherwise dispose of any asset of Partners or of any Partners Subsidiary, or purchase or otherwise acquire, any assets of Partners or of any Partners Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Partners or of any Partners Subsidiary to a lien, pledge, security interest, or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) or incur any material liabilities, except in the ordinary course of business consistent with past practice;

(H)           Knowingly take any action which would result in any of the representations and warranties of Partners set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX not being satisfied, except in each case as may be required by applicable law or regulation or by any Bank Regulators;

(I)           Change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Partners or Partners Bank;

(J)           Waive, release, grant, or transfer any material rights of value or modify or change in any respect any existing agreement or indebtedness to which Partners or any Partners Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(K)           Purchase any equity securities, or purchase any security for its investment portfolio inconsistent with Partners’ or any Partners Subsidiary’s current investment policy that alters the mix, maturity, credit, or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(L)           Enter into, renew, extend, or modify any other transaction (other than deposit transactions) with any Affiliate outside of the ordinary course of business;

(M)          Enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement, or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(N)           Make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(O)           Except for the execution of this Agreement and the Bank Merger Agreement and the consummation of the Contemplated Transactions, take any action that would give rise to an acceleration of the right to payment to any individual under any Partners Compensation and Benefit Plan;

(P)           Make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof that have been disclosed to FCLF in the Partners Disclosure Schedules and other than expenditures necessary to maintain existing assets in good repair;

(Q)           Undertake, enter into, amend, or terminate any lease, contract, commitment for its account, or other agreement (including without limitation any settlement agreement with respect to litigation) other than in the normal course of providing credit to customers as part of its banking business, involving a payment by

Partners or Partners Bank of more than $100,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(R)           Enter into, increase, or renew any loan or credit commitment (including standby letters of credit) in an amount in excess of $400,000 (excluding commitments issued prior to the date of this Agreement which have not yet expired), without first providing FCL Bank with Partners Bank’s customary loan underwriting analysis and consulting with and receiving the consent of FCL Bank, it being understood that “consulting with” in the context of this sentence means advising sufficiently in advance of any proposed action to allow FCLF a reasonable opportunity to respond; provided, however, that FCLF shall be deemed to have consented to the loan or credit commitment if it shall not have responded to Partners within 24 hours of its receipt by Dennis Terry, Lisa Fowler, or such other designee as FCLF may give written notice of to Partners, of such loan underwriting analysis; or

(S)           Agree to do any of the foregoing.

6.2           Current Information.

6.2.1             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners will, and will cause Partners Bank to, cause one or more of its representatives to confer with representatives of FCLF and report the general status of its ongoing operations at such times as FCLF may reasonably request, which shall include, but not be limited to, discussion of the possible termination by Partners and Partners Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Partners or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Partners shall not be obligated to take any such action prior to the Effective Time and, unless Partners otherwise agrees, no conversion shall take place prior to the Effective Time.  Partners will promptly notify FCLF of any change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Partners or any Partners Subsidiary.

6.2.2             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall cause Partners Bank to meet with FCL Bank on a regular basis to discuss and plan for the conversion of Partners Bank’s data processing and related electronic informational systems to those used by FCL Bank, which planning shall include, but not be limited to, discussion of the possible termination by Partners Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Partners Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Partners Bank shall not be obligated to take any such action prior to the Effective Time and, unless Partners otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall cause Partners Bank to provide FCL Bank, within 10 business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans 90 days or more past due as of the end of such month, and (iv) and impaired loans). Partners shall cause Partners Bank, on a bi-weekly basis, to provide FCL Bank with a schedule of (a) all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, and (b) a report of Partners Bank’s then-current allowance for loan and lease losses and, in light of current economic conditions, a report with respect to the circumstances of any increases in such allowance.

6.3           Access to Properties and Records.  Subject to Section 12.1, during the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall, and shall cause Partners Bank to, permit FCLF access during normal business hours, or after business hours upon 24 hours notice, to its properties and those of the Partners Subsidiaries and to those Partners employees designated on Partners Disclosure Schedule 6.3, and shall disclose and make available to FCLF during normal business hours all of its books, papers, and records relating to the assets, properties, operations, obligations, and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the Contemplated Transactions or other strategic alternatives) and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FCLF may have an interest; provided, however, that Partners shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.  Partners shall provide and shall cause its auditors to provide FCLF with such historical financial information regarding it and the Partners Subsidiaries (and related audit reports and consents) as FCLF may request for securities disclosure purposes.  FCLF shall use commercially reasonable efforts to minimize any interference with Partners’ regular business operations during any such access to Partners’ property, books, and records.  Partners and each Partners Subsidiary shall permit FCLF, at its expense, to cause a “Phase I environmental audit” and a “Phase II environmental audit” to be performed at any physical location owned or occupied by Partners or any Partners Subsidiary.

6.4           Financial and Other Statements.

6.4.1             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, within 15 days of the receipt thereof, Partners will furnish to FCLF copies of each annual, interim, or special audit of the books of

Partners and the Partners Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Partners by such accountants in connection with each annual, interim, or special audit of the books of Partners and the Partners Subsidiaries made by such accountants.

6.4.2             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, as soon as reasonably available, but in no event later than the date such documents are filed with the appropriate Bank Regulator, Partners will deliver to FCLF the Partners Regulatory Reports filed by it with the Bank Regulators.  Partners will furnish to FCLF copies of all documents, statements, and reports as it or any Partners Subsidiary shall send to its stockholders, the Bank Regulators or any other regulatory authority, except as legally prohibited thereby.  Within 25 days after the end of each month, Partners will deliver to FCLF a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners will advise FCLF promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Partners or any of the Partners Subsidiaries.

6.4.4             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, within five business days, Partners will furnish to FCLF such additional financial data as FCLF may reasonably request, including without limitation, detailed monthly financial statements and loan reports; provided, however, that if it is not feasible for Partners to deliver such information within such five business day period, then Partners shall notify FCLF that it cannot deliver such information within such five business day period and shall provide FCLF with the estimated delivery date and Partners shall diligently continue to gather such information and deliver such information to FCLF as soon as practicable.

6.5           Maintenance of Insurance.  During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall, and shall cause Partners Bank and any other Partners Subsidiary to, maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Partners, Partners Bank and each other Partners Subsidiary.

6.6           Disclosure Supplements.  Three business days prior to the Pre-Closing Date, Partners shall deliver to FCLF an updated Partners Disclosure Schedule disclosing any matter hereafter arising which, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such Partners Disclosure Schedule or which is necessary to correct any information then set forth in such Partners Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such Partners Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX or termination of this Agreement pursuant to Article XI.

6.7           Consents and Approvals of Third Parties.  Partners shall, and shall cause Partners Bank to, use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the Contemplated Transactions.  Without limiting the generality of the foregoing, FCLF, at its discretion, shall be permitted to require Partners to utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained hereunder.

6.8           All Reasonable Efforts.  Subject to the terms and conditions herein provided, Partners agrees to take or cause to be taken, and agrees to cause Partners Bank to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions.  A voting agreement in the form attached as Exhibit B to this Agreement shall be executed by each director of Partners as of the date of this Agreement.

6.9           Failure to Fulfill Conditions.  In the event that Partners determines that a condition to its obligation to complete the Contemplated Transactions cannot be fulfilled and that it will not waive that condition, it will notify FCLF within 24 hours of discovering or becoming aware of such condition.

6.10           No Solicitation.  From and after the date hereof until the termination of this Agreement, neither Partners, nor any Partners Subsidiary, nor any of their respective officers, directors, employees, representatives, agents, or Affiliates (including, without limitation, any investment banker, attorney, or accountant retained by Partners or any of its Subsidiaries), will, directly or indirectly, initiate, solicit, or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any Person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any Partners Subsidiary, or any of its or any Partners Subsidiaries’ officers, directors, or employees, or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or by any Partners Subsidiary to take any such action, and Partners shall notify FCLF orally (within 24 hours) and in writing (within 48 hours) of all of the relevant details relating to all inquiries and proposals which it or any Partners Subsidiary, or any of its or any Partners Subsidiaries’ officers, directors, or employees, or investment banker, financial advisor, attorney, accountant, or other representative may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of Partners from furnishing information to, or entering into discussions or negotiations with any Person or entity that makes an unsolicited written proposal to acquire Partners pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer, or other similar transaction, if, and only to the extent that: (A) the Board of Directors of Partners, after consultation with and after considering the advice of its financial advisor (which may be the financial advisor in this transaction), determines in good faith that such proposal may be or could be superior to the Merger from a financial point-of-view to the Partners Stockholders, (B) the Board of Directors of Partners, after consultation with and after considering the advice of outside legal counsel (which may be its outside legal counsel in this transaction), determines in good faith that the failure to furnish information to or enter into discussions with such Person may cause the Board of Directors of Partners to breach its fiduciary duties to the Partners Stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a “Superior Proposal”); (C) Partners notifies FCLF within the timeframes set forth above in this Section 6.10 of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Partners, its Subsidiaries, or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals, or offers; and (D) the Partners Stockholders Meeting has not occurred.  Subject to the provisions of Section 11.2.2 with respect to the obligation of Partners to pay the Fee to FCLF, Partners may withdraw its support of the Contemplated Transactions or terminate this Agreement (and, after this Agreement is terminated, subject to Article XI, Partners is under no further obligation with respect to this Agreement). For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the Contemplated Transactions hereunder) involving Partners or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Partners, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Partners or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11           Reserves and Merger-Related Costs.  Subject to compliance with GAAP, on or before the Effective Time, Partners shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Partners to those of FCLF (as such practices and methods are to be applied to Partners from and after the Closing Date) and FCLF’s plans with respect to the conduct of the business of Partners following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Partners; provided, however, that Partners shall not be required to take such action unless FCLF agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods) and that it is not aware of any fact or circumstance that would prevent completion of the Merger; and provided further that Partners shall not be required to take such action prior to the Pre-Closing Date. No accrual or reserve, made by Partners or any Partners Subsidiary pursuant to this Section 6.11, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition, or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.

6.12           Board of Directors and Committee Meetings.  To the extent not prohibited by applicable law or any Bank Regulator, during the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, Partners shall, and shall cause Partners Bank and each other Partners Subsidiary to, permit one or more representatives of FCLF to attend any meeting of the Board of Directors of Partners, Partners Bank, and/or other Subsidiary or the Executive Committees and Loan Committees thereof as an observer (the “Observer”), provided that none of such parties shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the Contemplated Transactions or any third party proposal to acquire control of Partners or Partners

Bank or during any other matter that the respective Board of Directors has been advised of by outside counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty. The Board of Directors of Partners, Partners Bank, and/or other Subsidiary or the Executive Committees thereof, as applicable, shall provide the Observer with notice of any such meeting upon the same terms as the notice provided to directors or committee members with respect to such meeting.

6.13           Prohibition on Solicitation of Employees.  If this Agreement is terminated or if the Merger is not consummated for any reason, for a period of two years from the date of termination, neither Partners nor any Partners Subsidiary, nor any of their respective officers or directors will, directly or indirectly, initiate, solicit or knowingly encourage any employee who is designated as a Vice President or higher, or who is designated a loan officer, of FCLF or any FCLF Subsidiary to leave his employment with FCLF or such FCLF Subsidiary, as the case may be, to pursue employment at Partners or any Partners Subsidiary.

ARTICLE VII

COVENANTS OF FCLF

7.1           Conduct of Business.

7.1.1             Affirmative Covenants.  During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, except with the written consent of Partners, FCLF will, and will cause FCL Bank to, conduct its business in the ordinary course consistent with past practices and will not take any action that would: (i) adversely affect the ability of any party to obtain the approvals from any Governmental Entity or the Bank Regulators required for the Contemplated Transactions or increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V not being true and correct on the date of this Agreement or at any future date on or prior to the Effective Time; or (iv) otherwise result in any of the conditions set forth in Article IX not being satisfied.

7.1.2             Negative Covenants.  FCLF agrees that from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement or consented to by Partners in writing, FCLF will not, and will cause FCL Bank not to:

(A)           change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law;

(B)           change the number of authorized or issued shares of its capital stock, issue any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or, except with respect to normal quarterly dividends paid by FCLF on FCLF Common Stock in the ordinary course of business, set aside or pay any dividend or other distribution in respect of capital stock; or

(C)           Agree to do any of the foregoing.

7.2           Current Information.

7.2.1             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, at such times as Partners may reasonably request, FCLF will cause one or more of its representatives to confer with representatives of Partners and report such information with respect to the general status of its ongoing operations, including the progress of the Contemplated Transactions. FCLF will promptly notify Partners, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FCLF and any FCLF Subsidiary.

7.2.2             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, FCLF will advise Partners promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FCL Bank or any of the FCLF Subsidiaries.

7.2.3             Subject to Section 12.1, during the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, within 5 business days, FCLF will furnish to Partners such books, papers, records, and financial data relating to its and the FCLF Subsidiaries’ assets, properties, operations, obligations, and liabilities as Partners may reasonably request, including without limitation, detailed monthly financial statements and loan reports; provided, however, that if it is not practicable for FCLF to deliver such information within such 5-business day period, then FCLF shall notify Partners that it cannot deliver such information within such 5-business day period and shall provide Partners with the estimated delivery date and FCLF shall diligently continue to gather such information and deliver such information to Partners as soon as practicable.

7.3           Financial and Other Statements.

7.3.1             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, as soon as reasonably available, but in no event later than the date such documents are filed with the SEC, FCLF will deliver to Partners the Securities Documents filed by it with the SEC under the Securities Laws.

7.3.2             During the period from the date of this Agreement to the earlier to occur of the Effective Time or the termination of this Agreement, FCLF will furnish to Partners copies of all documents, statements, and reports as it or FCL Bank file with the OTS or any other regulatory authority with respect to the Contemplated Transactions.

7.4           Disclosure Supplements.  Three business days prior to the Pre-Closing Date, FCLF shall deliver to Partners an updated FCLF Disclosure Schedule disclosing any matter hereafter arising which, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such FCLF Disclosure Schedule or which is necessary to correct any information then set forth in such FCLF Disclosure Schedule which has been rendered inaccurate thereby.  No supplement or amendment to such FCLF Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX or termination of this Agreement pursuant to Article XI.

7.5           Consents and Approvals of Third Parties.  FCLF shall, and shall cause FCL Bank to, use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the Contemplated Transactions.

7.6           All Reasonable Efforts.  Subject to the terms and conditions herein provided, FCLF agrees to use all commercially reasonable efforts to take or cause to be taken, and agrees to cause FCL Bank to use all commercially reasonable efforts to take or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions.

7.7           Failure to Fulfill Conditions.  In the event that FCLF determines that a condition to its obligation to complete the Contemplated Transactions cannot be fulfilled and that it will not waive that condition, it will notify Partners within 24 hours of discovering or becoming aware of such condition.

7.8           Employee Benefits.

7.8.1             FCLF will review all Partners Compensation and Benefit Plans and, subject to the other provisions of this Section 7.8, may, in its sole discretion, terminate or continue such plans; provided, however, that any termination of a Partners Compensation and Benefit Plan that is subject to Code Section 409A shall comply with the requirements of that Code section, such that, no interest, penalties, or additional tax will be imposed under Code Section 409A(a)(1)(B) resulting from the termination (excluding interest, penalties, or additional tax resulting solely from the operation of such plan prior to the termination thereof). Partners shall terminate its participation in the Independent Bankers' Legacy Plan ("Partners 401(k) Plan") prior to the Closing Date and, prior to such termination, (i) shall make any delinquent contributions for the 2006 plan year as indicated in the 2006 Form 5500, plus any fees or penalties resulting from such delinquency, (ii) to the extent not contrary to applicable law and subject to the approval and consent of the Plan Administrator and Trustees of the Partners 401(k) Plan, shall notify, or arrange for the Plan Administrator to notify, existing employees of Partners who participate in the Partners 401(k) Plan and have Partners' Common Stock in the Partners' 401K Plan that was contributed as part of a Partners' matching contribution that such Partners Common Stock will be transferred by the Plan Administrator or Trustee of the Partners 401(k) Plan to an individual account option within the Partners 401(k) Plan, and (iii) to the extent not contrary to applicable law and subject to the approval and consent of the Plan Administrator and Trustees of the Partners 401(k) Plan, shall use its commercially reasonable efforts to correct any material defects in the operation of the Partners' 401(k) Plan that are a result of an act or omission of Partners and are specifically identified in detail, in writing by FCLF within the 30-day period following the execution of this Agreement.

(a)           Pursuant to Section 9.3.7 hereof, FCLF shall, and shall cause FCL Bank to, enter into a consulting agreement, which shall become effective as of the Effective Time, with Bart J. Solon, President and Chief Executive Officer of Partners and Partners Bank, in substantially the form set forth in Exhibit C hereto (the “Consulting Agreement”). The Consulting Agreement shall provide that it supersedes any prior employment/consulting agreement and/or change in control agreement to which Mr. Solon is a party, except that the Management Continuity Agreement shall remain in full force and effect, specifically including the restrictive covenants contained therein, which shall be in addition to and not in lieu of the restrictive covenants contained in the Consulting Agreement.

(b)           Pursuant to Section 9.3.6 hereof, FCLF shall, on the Closing Date, honor and pay the $510,000 parachute payment due Bart J. Solon under his Management Continuity Agreement and the $248,400 parachute payment due Ron Seabaugh under his Management Continuity Agreement, which are both listed on Partners Disclosure Schedule 4.12.8.

(c)           Notwithstanding the foregoing provisions of this Section 7.8.1, the parties shall at all times cooperate with each other and work together in good faith, and use their best efforts, to accomplish the foregoing matters in the manner described above in Sections 7.8.1(a) and 7.8.1(b) (or in a substantially comparable manner subject to the consent of Bart J. Solon or Ron Seabaugh, which consent shall not be unreasonably withheld, to any variance) such that Bart J. Solon and Ron Seabaugh are not subject to any interest, penalties or additional taxes under the Code, including Code Sections 4999 and 409A(a)(1)(B); provided, however, that if it is determined (in the reasonable, good faith opinion of the Accounting Firm), that any amount payable to Bart J. Solon (“Executive”) by FCLF or FCL Bank under the consulting agreement referenced above in Section 7.8.1(a) or any other plan, program or agreement under which Executive participates or is a party (collectively, the “Potential Payments”) would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then nothing herein requires FCLF or FCL Bank to pay the “Excess Amount”.  For purposes hereof, the “Excess Amount” is the minimum amount needed to reduce such Potential Payments to the extent necessary so that no portion of the Potential Payments payable to the Executive is subject to the Excise Tax.  The parties mutually agree upon Scheffel and Company (“Accounting Firm”) as the independent accounting firm to perform the calculations and analysis contemplated by this Section 7.8.1(c). A written report setting forth the calculations and analysis of the Accounting Firm shall be provided to FCLF, Partners and the Executive, and the cost of performing such calculations and analysis, and preparing such report, shall be paid by FCLF.  If the amounts payable by FCLF or FCL Bank to the Executive are to be reduced pursuant to this Section 7.8.1(c), the Executive shall determine the compensation and benefits to be so reduced.  FCLF, FCL Bank, Partners and the Executive hereby recognize that the services to be performed under the consulting agreement (“Consulting Services”), and the restrictive covenants in Executive’s consulting agreement, Management Continuity Agreement and all other applicable plans, programs and agreements that involve or relate to a Potential Payment (“Restrictive Covenants”), have value and that value shall be determined by the Accounting Firm and recognized in the Section 280G calculations and analysis by an allocation of the Potential

Payments among the Consulting Services, the Restrictive Covenants and such payments based on the value of the fair market value of the Consulting Services and the Restrictive Covenants.

(d)           The obligations of FCLF provided under this Section 7.8.1 are intended to be, and shall be, enforceable against FCLF directly by Bart J. Solon and Ron Seabaugh (who shall be third party beneficiaries of this Section 7.8.1).

7.8.2             FCLF shall provide compensation and benefits to the current and former employees of Partners and the Partners Subsidiaries that are in the aggregate no less favorable than the lesser of (i) those provided to the current and former employees of Partners and its Subsidiaries as of the Closing Date; and (ii) those provided to FCLF’s similarly situated employees.  With respect to any employee benefit plan in which any employees of Partners or the Partners Subsidiaries are eligible to participate after the Closing Date (the “New FCLF Plans”), FCLF shall, except as otherwise expressly provided below in this Section 7.8.2 with respect to the FCLF ESOP:  (a) waive all pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Partners or the Partners Subsidiaries under any health and welfare New FCLF Plans (except to the extent that such conditions, requirements and waiting periods exist under the benefit plans that covered such employees before the Closing Date and have not yet been met with respect to the employee, or except as otherwise expressly prohibited by the insurer of the life insurance or disability FCLF Plans after FLCLF has used reasonable, good faith efforts to obtain such waivers) in which such employees may be eligible to participate after the Closing Date, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New FCLF Plan occurs will reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New FCLF Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled in similar coverage under the Plans immediately prior to the effective time of coverage in the New FCLF Plans, (b) with respect to present employees of Partners and the Partners Subsidiaries on the Closing Date, recognize prior service with Partners or the Partners Subsidiaries or otherwise credited by Partners or the Partners Subsidiaries to such employees that is accrued on or prior to the Closing Date for purposes of eligibility to participate and vesting credit and, with respect to severance pay and paid time off, recognize prior service with Partners and the Partners Subsidiaries or otherwise credited by Partners and the Partners Subsidiaries to such employees for years of service calculations in any New FCLF Plan in which such employees may be eligible to participate after the Closing Date; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service or to the extent such service relates to benefit accrual under a pension or retirement plan; and (c) with respect to present employees of Partners and the Partners Subsidiaries on the Closing Date, credit each such employee with the amount of the accrued but unused paid time off that such employee has earned under the paid time off program of Partners or the Partners Subsidiaries to the paid time off program or equivalent of FCLF or its Affiliates in effect on the Closing Date, and (B) to the extent that an employee has, as of the Closing Date, accrued but unused paid time off in excess of the maximum amount of paid time off that may be accrued under FCLF’s paid time off program, pay such employee for the value of such excess days at the employee’s regular rate of pay within 30 days of the Closing Date.  Notwithstanding anything contained in this Section 7.8.2 to the contrary, in no event shall any of the provisions of this Section 7.8.2 be applicable to FCLF’s Employee Stock Ownership Plan (“FCLF ESOP”). Any employee, consultant, contractor, officer, or director of Partners or Partners Bank who is eligible to participate in the FCLF ESOP will be treated as a new hire of FCLF or FCL Bank, as the case may be, for purposes of the FCLF ESOP and must qualify under the terms and conditions of the FCLF ESOP with respect to eligibility, vesting, and such other provisions set forth therein without credit for or reference to such person’s prior service at Partners or Partners Bank.

7.8.3             FCLF shall, or shall cause its Affiliates, either (i) to maintain the Code Section 125 plans of Partners or the Partners Subsidiaries (the “Partners 125 Plan”) for the remainder of the calendar year in which the Closing Date occurs, or (ii) to terminate the Partners 125 Plans as of or after the Closing Date and either allow the employees of Partners and the Partners Subsidiaries who become employees of FCLF or one of its Affiliates as of the Closing Date to participate in FCLF’s or an Affiliate’s Code Section 125 Plan or adopt a new Code Section 125 plan (either alternative referred to hereafter as the “New 125 Plan”) for such employees who were participating in the Partners 125 Plans, and transfer the account balances, including amounts deferred and claims paid in the year of the transfer, of such employees under the Partners 125 Plans to the New 125 Plan.

7.9           Directors and Officers Indemnification and Insurance.

7.9.1             FCLF shall maintain, or shall cause FCL Bank to maintain, in effect for three years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Partners and the Partners Subsidiaries (provided, that FCLF may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall FCLF be required to expend pursuant to this Section 7.9.1 more than 125% of the annual cost currently expended by Partners with respect to such insurance provided further, however, that if the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, FCLF shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to such maximum amount.  In connection with the foregoing, Partners agrees in order for FCLF to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request.

7.9.2             In addition to Section 7.9.1, for a period of three years after the Effective Time, FCLF shall indemnify, defend, and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Partners or a Partners Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FCLF) of or in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness, arising in whole or in part out of the fact that such Person is or was a director, officer, or employee of Partners or a Partners Subsidiary if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other Contemplated Transactions), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Partners’ Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement, in compliance with applicable state or federal law.  FCLF shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify FCLF (but the failure so to notify FCLF shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices FCLF) and shall deliver to FCLF the undertaking referred to in the previous sentence.  In the event of any such Claim (whether arising before or after the Effective Time) (1) FCLF shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption FCLF shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if FCLF elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between FCLF and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and FCLF shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, FCLF shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) FCLF shall not be liable for any settlement effected without its prior written consent, and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) such Indemnified Party shall have been adjudicated in any proceeding to have acted willfully or grossly negligent, or not to have acted in good faith or in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of Partners or any Partners Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to such matter the Indemnified Party acted willfully or grossly negligent, or not to have acted in good faith or in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of Partners or any Partners Subsidiary.  The determination shall be made by a majority vote of a quorum consisting of the Directors of FCLF who are not involved in such proceeding. Nothing in this Section 7.9.2 is intended to, or shall, modify or terminate any rights to indemnification that an Indemnified Party may otherwise have under applicable law or the Certificate of Incorporation, Charter and/or Bylaws of Partners and/or Partners Bank as in effect as of the date of this Agreement.

7.9.3             In the event that either FCLF or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving bank or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of FCLF shall assume the obligations set forth in this Section 7.9.

7.9.4             The obligations of FCLF provided under this Section 7.9 are intended to be, and shall be, enforceable against FCLF directly by the Indemnified Parties (who shall be third party beneficiaries of this Section 7.9) and shall be binding on all respective successors and assigns of FCLF.

7.10           Termination of Employees.  FCLF will provide any Partners or Partners Bank employee who is terminated in calendar year 2008 in connection with the Contemplated Transactions or at any time within six months after the Closing Date a lump sum severance in cash equal to two weeks’ pay for each complete year of service (“Severance Payment”), any such Severance Payment to be capped at a maximum equal to 24 weeks’ pay.  No payment will be made for partial years of service.  Any terminated employee who is to receive payment through a severance, employment, or other agreement establishing the right of such employee to payment upon termination shall be ineligible for the Severance Payment hereunder. The obligations of FCLF provided under this Section 7.10 are intended to be, and shall be, enforceable against FCLF directly by any employee so terminated as provided in this Section 7.10 (who shall be third party beneficiaries of this Section 7.10) and shall be binding on all respective successors and assigns of FCLF.

7.11           Stock Listing.  FCLF agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the FCLF Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of FCLF Common Stock to be issued in the Merger.

7.12           Maintenance of Insurance.  FCLF shall maintain, and cause FCL Bank to maintain, insurance in such amounts as is reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by FCLF.

7.13           Prohibition on Solicitation of Employees.  If this Agreement is terminated or if the Merger is not consummated for any reason, for a period of two years from the date of termination, neither FCLF nor any FCLF Subsidiary, nor any of their respective officers or directors will, directly or indirectly, initiate, solicit or knowingly encourage any employee who is designated as a Vice President or higher, or who is designated a loan officer, of Partners or any Partners Subsidiary to leave his employment with Partners or such Partners Subsidiary, as the case may be, to pursue employment at FCLF or any FCLF Subsidiary.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1           Partners Stockholders Meeting.

Partners will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene, and hold a meeting of the Partners Stockholders (the “Partners Stockholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Partners’ reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the Partners Stockholders.  The Board of Directors of Partners may fail to make such a recommendation, or withdraw, modify, or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify, or change its recommendation, may constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) consult with FCLF with respect to each of the foregoing matters.

8.2           Proxy Statement-Prospectus.

8.2.1             For the purposes of (x) registering with the SEC under the Securities Act and applicable state securities laws the FCLF Common Stock to be offered to Partners Stockholders in connection with the Merger, and (y) holding the Partners Stockholders Meeting, FCLF shall draft and prepare, and Partners shall fully cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus or statements satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Partners to the Partners Stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  FCLF shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC no later than 45 days following the date hereof, and FCLF shall cause the Merger Registration Statement, including the Proxy Statement-Prospectus, to comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable).

8.2.2             Each of FCLF and Partners shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Partners shall thereafter within five business days print and mail the Proxy Statement-Prospectus to the Partners Stockholders.  FCLF shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Contemplated Transactions, and Partners shall furnish all information concerning Partners and the holders of Partners Common Stock as may be reasonably requested in connection with any such action.

8.2.3             Partners shall provide FCLF with any information concerning itself that FCLF requests in connection with the drafting and preparation of the Proxy Statement-Prospectus, and FCLF shall notify Partners promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Partners promptly copies of all correspondence between FCLF, or any of its representatives and the SEC.  The information to be provided by or with respect to FCLF for inclusion or incorporation by reference in the Proxy Statement-Prospectus will not, at the time the Proxy Statement-Prospectus is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information to be provided by Partners for inclusion in the Proxy Statement-Prospectus will not, at the time the Proxy Statement-Prospectus is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information supplied, or to be supplied, by or with respect to FCLF for inclusion or incorporation by reference in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.  The information supplied, or to be supplied, by Partners for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.  FCLF shall give Partners and its counsel, which may be any independent third-party counsel selected by the Board of Directors of Partners, the opportunity to review and comment on and the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Partners and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of FCLF, and Partners agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the Partners Stockholders entitled to vote at the Partners Stockholders Meeting, referred to in Section 8.1 hereof at the earliest practicable time. Notwithstanding anything contained herein to the contrary, counsel for FCLF shall have the final decision on the text and format of the Proxy Statement-Prospectus, any amendments and supplements thereto, and any responses to comments from the SEC.

8.2.4             Partners and FCLF shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Partners shall fully cooperate with FCLF in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and FCLF shall file an amended Merger Registration Statement with the SEC that corrects such misstatement or omission and Partners shall mail an amended Proxy Statement-Prospectus to the Partners Stockholders.

8.3           Regulatory Approvals.  Each of Partners and FCLF, and Partners and FCFL will cause Partners Bank and FCL Bank, respectively, to, cooperate with the others and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary Applications, permits, consents, approvals and authorizations of the SEC, the OTS, any other Bank Regulator, third parties, other Governmental Entities necessary to consummate the Contemplated Transactions, including without limitation the Merger and Bank Merger.  FCLF and FCL Bank shall make all Application filings with all Bank Regulators not later than 45 days after the date hereof.  Partners and FCLF will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers, and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any Application, petition or any other statement or application made by or on behalf of Partners or FCLF to any Governmental Entity in connection with the Merger and the other Contemplated Transactions.  Partners and FCLF shall have the right to review and approve in advance all characterizations of the information relating to either such party and any of its Subsidiaries that appear in any filing made with any Governmental Entity in connection with the Contemplated Transactions.  In addition, Partners and FCLF shall each furnish to the other for review a copy of each such filing made in connection with the

Contemplated Transactions with any Governmental Entity (including any Bank Regulator) prior to its filing.

ARTICLE IX

CLOSING CONDITIONS

9.1           Conditions to Each Party’s Obligations under this Agreement.  The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1             Stockholder Approval. This Agreement shall have been approved by the requisite vote of the Partners Stockholders.

9.1.2             Injunctions.  None of the parties hereto shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Contemplated Transactions.

9.1.3             Regulatory Approvals.  All necessary approvals, authorizations, and consents of all Bank Regulators and Governmental Entities required to consummate the Contemplated Transactions shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations, or consents shall have expired; and no such approval, authorization, or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by regulatory authorities in bank merger transactions, that would, in the good faith judgment of the Board of Directors of FCLF, materially and adversely affect the business, operations, financial condition, property, or assets of the combined enterprise or otherwise materially impair the value of Partners or Partners Bank to FCLF or FCL Bank.

9.1.4             Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FCLF Common Stock in the Merger is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5             Stock Exchange Listing.  The shares of FCLF Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

9.1.6             Tax Opinion.  On the basis of facts, representations, and assumptions stated therein which shall be consistent with the state of facts existing at the Closing Date, Partners shall have received an opinion of Polsinelli Shalton Flanigan Suelthaus PC reasonably acceptable in form and substance to Partners dated as of the Closing Date, substantially to the effect that, for federal income tax purposes:

(A)           The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(B)                 FCLF and Partners will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

(C)                 The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(D)                 No gain or loss will be recognized by FCLF, FCL Bank, Partners or Partners Bank by reason of the Merger;

(E)                 Stockholders of Partners will not recognize gain or loss upon the exchange of their shares of Partners Common Stock for shares of FCLF Common Stock (except with respect to the cash portion of the Merger Consideration (including any cash in lieu of fractional shares) or consideration received as a result of the exercise of dissenters’ rights);

(F)                 The basis of the FCLF Common Stock to be received pursuant to the Merger (including any fractional shares deemed received for tax purposes) by a Partners Stockholder will be the same as the basis of the Partners Common Stock surrendered pursuant to the Merger in exchange therefor, increased by the amount treated as a dividend, if any, and by the amount of any gain recognized by such Partners Stockholder as a result of the Merger and decreased by any cash received by such Partners Stockholders in the Merger; and

(G)                 The holding period of the shares of FCLF Common Stock to be received by a Partners Stockholder will include the period during which the Partners Stockholder held the shares of Partners Common Stock surrendered in exchange therefor, provided the Partners Common Stock surrendered is held as a capital asset at the Effective Time.

Each of FCLF and Partners shall provide a certificate contemplated by Section 2.7 hereof on which such counsel may rely in rendering its opinion.

9.2           Conditions to the Obligations of FCLF under this Agreement.  The obligations of FCLF under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.8 at or prior to the Closing, any of which may be waived by FCLF:

9.2.1             Representations and Warranties.  Except as otherwise contemplated by this Agreement or consented to in writing by FCLF, each of the representations and warranties of Partners set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time; and Partners shall have delivered to FCLF a certificate of Partners to such effect signed by the Chief Executive Officer and the Secretary of Partners as of the Effective Time; provided, however, that, anything in this Agreement to the contrary notwithstanding, the condition set forth in this Section 9.2.1 shall be deemed to have been satisfied (and Partners shall not be deemed to be in breach of this Agreement) even if any such representations and warranties are not so true and correct unless the failure of any one or more of such representations or warranties to be so true and correct (disregarding any qualifications as to material, materiality, Material Adverse Effect or similar expressions), individually or in the aggregate, has had or will have a Material Adverse Effect on Partners (the “Partners Closing Condition Standard”).

9.2.2             Agreements and Covenants.  Partners, Partners Bank and each Partners Subsidiary shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FCLF shall have received a certificate signed on behalf of Partners by the Chief Executive Officer and Secretary of Partners to such effect dated as of the Effective Time.

9.2.3             Permits, Authorizations, Etc.  Partners shall have obtained any and all material permits, authorizations, consents, waivers, clearances, or approvals required for the lawful consummation of the Merger by Partners, Partners Bank, and each of its other Subsidiaries.

9.2.4             No Material Adverse Effect.  Since December 31, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Partners.

9.2.5             Dissenting Shares.  As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of Partners Common Stock shall have dissented to the Merger under the DGCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of Partners Common Stock under the DGCL.

9.2.6             Stock Option/Warrant Payment.  Each Person who holds Partners Stock Options and/or Partners Stock Warrants shall have delivered to FCLF a cancellation agreement in the form attached as Exhibit A hereto and the aggregate payment due to holders of Partners Stock Options and Partners Stock Warrants cancelled in the Merger shall not exceed $1,550,000.

9.2.7             Resignations.  FCLF shall have received evidence in form satisfactory to FCLF of the resignation of all officers and directors of Partners and Partners Bank as shall be requested by FCLF.

Partners will furnish FCLF with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as FCLF may reasonably request.

9.3           Conditions to the Obligations of Partners under this Agreement.  The obligations of Partners under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.7 at or prior to the Closing, any of which may be waived by Partners:

9.3.1             Representations and Warranties.  Except as otherwise contemplated by this Agreement or consented to in writing by Partners, each of the representations and warranties of FCLF set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the

Effective Time; and FCLF shall have delivered to Partners a certificate of FCLF to such effect signed by the Chief Executive Officer and the Secretary of FCLF as of the Effective Time; provided, however, that, anything in this Agreement to the contrary notwithstanding, the condition set forth in this Section 9.3.1 shall be deemed to have been satisfied (and FCLF shall not be deemed to be in breach of this Agreement) even if any such representations and warranties are not so true and correct unless the failure of any one or more of such representations or warranties to be so true and correct (disregarding any qualifications as to material, materiality, Material Adverse Effect or similar expressions), individually or in the aggregate, has had or will have a Material Adverse Effect on FCLF (the “FCLF Closing Condition Standard”).

9.3.2             Agreements and Covenants.  FCLF and FCL Bank shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Partners shall have received a certificate signed on behalf of FCLF by the Chief Executive Officer and Secretary of FCLF to such effect dated as of the Effective Time.

9.3.3             Permits, Authorizations, Etc.  FCLF shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Contemplated Transaction by FCLF and FCL Bank.

9.3.4             Payment of Merger Consideration.  FCLF shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Partners with a certificate evidencing such delivery.

9.3.5             No Material Adverse Effect.  Since December 31, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FCLF.

9.3.6             Parachute Payments.  FCLF shall, on the Closing Date, honor the $510,000 parachute payment due Bart J. Solon under his Management Continuity Agreement, and the $248,400 parachute payment due Ron Seabaugh under his Management Continuity Agreement, which are both listed on Partners Disclosure Schedule 4.12.8.

9.3.7             Consulting Agreement.  FCLF shall, and shall cause FCL Bank to, execute and deliver the Consulting Agreement with Bart J. Solon in substantially the form attached as Exhibit C to this Agreement, any material deviations from such form being mutually agreeable to the parties to such Consulting Agreement.

FCLF will furnish Partners with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Partners may reasonably request.

ARTICLE X

THE CLOSING

10.1           Time and Place.  Subject to the provisions of Articles IX and XI, the Closing of the Merger shall take place at the headquarters of FCLF at 10:00 a.m, at FCLF’s election, on the last business day of, or the first business day of the month following, in each case, the month during which the last of the conditions precedent set forth in Sections 9.1.1, 9.1.3, 9.1.4, 9.2.3 and 9.3.3 has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date, or time upon which FCLF and Partners mutually agree.  A pre-closing of the Contemplated Transactions (the “Pre-Closing”) shall take place at the headquarters of FCLF at 5:00 p.m. on the day immediately prior to the Closing Date (the “Pre-Closing Date”).

10.2           Deliveries at the Pre-Closing and the Closing.  At the Pre-Closing there shall be delivered to FCLF and Partners the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX.  At or prior to the Closing, FCLF shall deliver the Merger Consideration as set forth under Section 9.3.4.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the Partners Stockholders:

11.1.1             At any time by the mutual written agreement of FCLF and Partners;

11.1.2             By either Partners or FCLF (provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party (after, in the case of the representations and warranties of Partners, application of the Partners Closing Condition Standard, and after, in the case of the representations and warranties of FCLF, application of the FCLF Closing Condition Standard), which breach by its nature cannot be cured prior to the Pre-Closing Date or, provided that the breach is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by FCLF to Partners, or by Partners to FCLF, as the case may be, of such breach;

11.1.3             By either Partners or FCLF (provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Pre-Closing Date or, provided that the failure is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by FCLF to Partners, or by Partners to FCLF, as the case may be, of such failure;

11.1.4             At the election of either FCLF or Partners, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by FCLF and Partners; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before the Termination Date was due solely to the fact that waiting periods imposed by any applicable Bank Regulator had commenced, but not yet expired, as of the Termination Date (not to exceed 30 days beyond the

Termination Date), or if the failure of the Closing to have occurred on before the Termination Date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5             By either Partners or FCLF if the Partners Stockholders shall have voted at the Partners Stockholders meeting on this Agreement and such vote shall not have been sufficient to approve the Agreement;

11.1.6             By either Partners or FCLF if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the Contemplated Transactions, which final action (x) has become unappealable, and (y) does not approve this Agreement or the Contemplated Transactions; (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the Contemplated Transactions has stated in writing that it will not issue the required approval or nonobjection; or (iii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling, or taken any other action restraining, enjoining, or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling, or other action shall have become final and nonappealable;

11.1.7             By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4;

11.1.8             By the Board of Directors of FCLF if the Board of Directors of Partners has withdrawn its recommendation of this Agreement or failed to make such recommendation, or modified or qualified such recommendation in a manner adverse to FCLF; or

11.1.9             By the Board of Directors of Partners if Partners has received a Superior Proposal and, in accordance with Section 6.10, the Board of Directors of Partners has made a determination to accept such Superior Proposal; provided that Partners shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five business days following FCLF’s receipt of written notice advising FCLF that Partners has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) and identifying the Person making the Superior Proposal.  After providing such notice, Partners shall provide a reasonable opportunity to FCLF during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Partners to proceed with the Merger on such adjusted terms.

11.1.10           By the Board of Directors of Partners if the quotient determined by dividing the Final VWAP by $9.66 is less than 0.85 and FCLF has not elected to cure such condition in the manner described in the next sentence.  FCLF shall have the right, but not the obligation, upon written notice to Partners prior to or on the Pre-Closing Date, to increase the Exchange Ratio (the “Increased Exchange Ratio”) to an amount equal to the quotient obtained by dividing (x) $47.60 by (y) the Final VWAP and, in such event, the condition set forth in the preceding sentence shall be deemed not to exist.

It is the intention of the parties that following completion of the Pre-Closing, which completion will be acknowledged in writing by the parties at such time, neither party shall have the right to terminate this Agreement at any time thereafter.  If, after the Pre-Closing Date, any party hereto shall attempt to terminate this Agreement or shall fail to take any action necessary to effect the consummation of the Merger (including, without limitation, FCLF’s obligation to satisfy the condition set forth in Section 9.3.4), the other party shall be entitled to injunctive relief to enforce this Agreement, and the first party hereby agrees not to contest any judicial proceeding seeking the granting of such an injunction.

11.2           Effect of Termination.

11.2.1             In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 6.13, 7.13, 11.2 and Article XII, and any other Section which, by its express terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2            If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)           Whether or not the Merger and other Contemplated Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses.

(B)           Except as set forth in Sections 11.2.1 and 11.2.2(C), (D) and (E), in the event of a termination of this Agreement pursuant to this Article XI, no party to this Agreement shall have any liability or further obligation to any other party.

(C)           As a condition of FCLF’s willingness and in order to induce FCLF to enter into this Agreement, and to reimburse FCLF for incurring the costs and expenses related to entering into this Agreement and consummating the Contemplated Transactions, Partners hereby agrees to pay FCLF the amount designated below within three business days after written demand for payment is made by FCLF following the occurrence of any of the events set forth below:

(i)           If FCLF terminates this Agreement pursuant to Section 11.1.8 or Partners terminates this Agreement pursuant to Section 11.1.9, Partners shall pay a fee of $825,000 in the aggregate (the “Fee”);

(ii)           If this Agreement is terminated by FCLF (A) pursuant to Section 11.1.2 on account of a breach of Partners’ representations or warranties  (after application of the Partners Closing Condition Standard), and such breach was not knowing and willful, Partners shall pay to FCLF the lesser of the Fee and the costs and expenses actually incurred by FCLF in connection with and up to and including the execution of this Agreement, or (B) pursuant to Section 11.1.2 on account of a breach of Partners’ representations or warranties  (after application of the Partners Closing Condition Standard), and such breach was knowing and willful, Partners shall pay to FCLF the Fee, or (C) pursuant to Section 11.1.3 on account of a breach of a covenant or agreement by Partners or any Partners Subsidiary, Partners shall pay to FCLF the Fee; or

(iii)           If Partners enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal involving Partners within 12 months after the occurrence of the failure of the Partners Stockholders to approve this Agreement after the occurrence of an Acquisition Proposal, Partners shall pay to FCLF the Fee.

(D)           As a condition of Partners’ willingness and in order to induce Partners to enter into this Agreement, and to reimburse Partners for incurring the costs and expenses related to entering into this Agreement and consummating the Contemplated Transactions, FCLF hereby agrees to pay the following to Partners within three business days after written demand for payment is made by Partners following the termination of this Agreement by Partners (A) pursuant to Section 11.1.2 on account of a breach of FCLF’s representations or warranties (after application of the FCLF Closing Condition Standard), and such breach was not knowing and willful, FCLF shall pay to Partners the lesser of the Fee and the costs and expenses actually incurred by Partners in connection with and up to and including the execution of this Agreement, or (B) pursuant to Section 11.1.2 on account of a breach of FCLF’s representations or warranties (after application of the FCLF Closing Condition Standard), and such breach was knowing and willful, FCLF shall pay to Partners the Fee, or (C) pursuant to Section 11.1.3 on account of a breach of a covenant or agreement by FCLF or any FCLF Subsidiary FCLF shall pay to Partners the Fee.

(E)           If payment of the Fee is made pursuant to Section 11.2.2(C) or Section 11.2.2(D), as applicable, then the party receiving such payment and its Subsidiaries will have no other rights or claims against the other parties, their Subsidiaries, and their respective officers and directors, under this Agreement, it being understood and agreed that payment the Fee under Section 11.2.2(C) or Section 11.2.2(D), as applicable, constitutes liquidated damages and shall be the sole and exclusive remedy of the party receiving such Fee and such party’s Subsidiaries and their respective officers and directors and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

11.3           Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the Partners Stockholders), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Partners Stockholders, there may not be, without further approval of such Partners Stockholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to the Partners Stockholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1           Confidentiality.  Except as specifically set forth herein, FCLF and Partners mutually agree to be bound by the terms of the letter agreement dated October 2, 2007, and the reciprocal confidentiality agreement dated April 9, 2008, previously executed by the parties hereto (collectively, the “Confidentiality Agreement”) that relate to the confidentiality of information.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.  Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the Contemplated Transactions; provided, however, that no party (nor any employee, representative or other agent thereof) may disclose any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

12.2           Public Announcements.  The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, and except as may be otherwise required by law (including any obligations of FCLF to file a Form 8-K under the Securities Act), no party hereto shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the other party hereto.

12.3           Survival.  All representations and warranties in this Agreement shall expire on and be terminated and extinguished at the Effective Time, and all covenants and agreements in this Agreement shall expire on and be terminated and extinguished at the Effective Time, other than those covenants and agreements set forth in Article III, Section 7.8, Section 7.9 and this Article XII, which shall survive or be performed after the Effective Time.

12.4           Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Partners, to:	Bart J. Solon
President and Chief Executive Officer
Partners Financial Holdings, Inc.
#1 Ginger Creek Meadows
Glen Carbon, Illinois 62034
Fax: (618) 659-4001

With copies to:	Tom W. Zook, Esq.
Lewis, Rice & Fingersh, LC
500 N. Broadway, Suite 2000
St. Louis, Missouri 63102
Fax : (314) 612-7671

If to FCLF, to:	Dennis M. Terry
President and Chief Executive Officer
First Clover Leaf Financial Corp.
300 St. Louis Street
Edwardsville, Illinois 62025
Fax: (618) 656-0371

With copies to:	Joseph T. Porter, Jr., Esq.
Polsinelli Shalton Flanigan Suelthaus PC
100 South Fourth Street, Suite 1100
St. Louis, Missouri 63102
Fax: (314) 231-1776

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

12.5           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Section 7.8.2, Section 7.9 and Section 7.10) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

12.6           Complete Agreement  This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1) between the parties, both written and oral, with respect to its subject matter.  Neither of the parties to this Agreement has entered into this Agreement in reliance on any representation by any other party or any other Person, except as expressly set forth in this Agreement.

12.7           Counterparts.  This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8           Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9           Governing Law.  This Agreement shall be governed by the laws of Illinois, except to the extent this Agreement or the Merger must be governed by Maryland corporate law, without giving effect to its principles of conflicts of laws.

12.10                      Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11                      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity or under the express terms of this Agreement.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, FCLF and Partners have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

FIRST CLOVER LEAF FINANCIAL CORP.

By
Name:
Title:

PARTNERS FINANCIAL HOLDINGS, INC.

By
Name:
Title:

EXHIBIT A

FORM OF OPTION AND WARRANT CANCELLATION AGREEMENT

Stock Option/Warrant Cancellation Agreement

This Stock Option/Warrant Cancellation Agreement (this “Agreement”) is made and entered into as of ___________________, 2008 (the “Effective Date”), among ___________________ (“Holder”), Partners Financial Holdings, Inc., a Delaware corporation (“Partners”), and First Clover Leaf Financial Corp., a Maryland corporation (“FCLF”).

Recitals

A.           Holder was granted the right to purchase one or more shares of common stock, $10.00 par value per share (“Partners Common Stock”).

B.           Partners has entered into that certain Agreement and Plan of Merger, dated as of April 30, 2008, between FCLF and Partners (the “Merger Agreement”).

C.           In connection with the transactions contemplated by the Merger Agreement, the parties now desire to settle and cancel all Partners Stock Options and Partners Stock Warrants (as those terms are defined in the Merger Agreement) and any and all rights Holder otherwise would be entitled to under the terms and conditions of such Partners Stock Options or Partners Stock Warrants, as the case may be.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                      Awards.  Holder acknowledges that the following is a true and complete list of all outstanding Partners Stock Options and Partners Stock Warrants granted to Holder and unexercised as of the Effective Date (“Awards”) and that there are no other outstanding Awards held by Holder as of the Effective Date:

Date of Award	Number of Shares Outstanding Subject to Awards	Exercise Price

Section 2.                      Termination of Awards.  Subject to the payment described in Section 4 below, effective as of the Effective Date, all Awards shall terminate in their entirety and

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thereafter be null and void and Holder shall have no interests and rights thereunder on or after the Effective Date.

Section 3.                      Holder Agreements.  Holder acknowledges that (1) Partners or FCLF has not made any representations about, and Holder has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement including, but not limited to, those which arise because of the application of  Section 409A of the Internal Revenue Code, and (2) Holder has or will consult with Holder’s own tax advisors as to any such tax consequences.   Holder agrees that it shall be Holder’s sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Section 409A of the Internal Revenue Code, arising out of any payments by Partners or FCLF.

Section 4.                      Payment.  In consideration for the cancellation of the Awards, FCLF shall pay to Holder on the Effective Date a cash payment equal to the product of:  (a) the remaining number of shares of Partners Common Stock subject to unexercised Awards, multiplied by (b)  an amount equal to: (i) $56 minus (ii) the exercise price of such Award (with such calculation used for each individual share of Partners Common Stock subject to the Award).

Section 5.                      Release.  Subject to receipt of the payment described in Section 3 above, and except with respect to Holder’s rights under this Agreement, Holder, on Holder’s own behalf and that of Holder’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases, and forever discharges Partners and FCLF, their past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, Holder had, now has or may have as of the Effective Time by reason of any matter or claim under the terms of any Award or this Agreement.

Section 6.                      Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois except to the extent this Agreement must be governed by Maryland corporate law, without regard to the conflict of law provisions of any jurisdiction.

In Witness Whereof, this Agreement has been duly executed as of the Effective Date.
____________________________________ [Insert Name]	Date: _______________
Partners Financial Holdings, Inc. By: ________________________________ Name: _________________________ Title: _________________________	Date: _______________

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EXHIBIT B

FORM OF VOTING AGREEMENT

First Clover Leaf Financial Corp.
300 St. Louis Street
Edwardsville, Illinois 62025

Ladies and Gentlemen:

The undersigned is a director and/or executive officer Partners Financial Holdings, Inc. (“Partners”) and/or a director of Partners Bank (“Partners Bank”) and is the beneficial holder of shares of common stock of Partners (“Partners Common Stock”).

Partners and First Clover Leaf Financial Corp. (“FCLF”) are considering the execution of an Agreement and Plan of Merger (“Agreement”) contemplating the merger of Partners with and into FCLF, with FCLF as the surviving corporation (the “Merger”), such execution being subject in the case of Partners to the execution and delivery of this letter agreement (“letter agreement”).  In consideration of the substantial expenses that FCLF will incur in connection with the transactions contemplated by the Agreement and in order to induce FCLF to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of Partners and not in his capacity as a director of Partners, as follows:

1.           The undersigned, while this letter agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of Partners Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired or whether the undersigned has no beneficial ownership but has voting control of such shares on the date of this letter agreement or voting control is subsequently acquired, at the meeting of Partners’ stockholders to be called and held following the date hereof, to consider the Agreement and the Merger.

2.           The undersigned, while this letter agreement is in effect, agrees not to sell, transfer, or otherwise dispose of any shares of Partners Common Stock on or prior to the date of the meeting of Partners stockholders to vote on the Agreement, unless the purchaser or transferee agrees to be bound by the terms of this letter agreement.

3.           The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, in the event of a breach of this letter agreement by the undersigned, FCLF shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4.           The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others, but does apply to shares with respect to which the undersigned may have voting power pursuant to a voting or other agreement.  In addition, this letter agreement shall only apply to actions taken by the undersigned

B-1

in his capacity as a stockholder of Partners and shall not in any way limit, affect or prohibit actions the undersigned may take in his capacity as a director of Partners.

5.           The undersigned agrees to execute an Option and Warrant Cancellation Agreement, in the form attached as Exhibit A to the Agreement, in conjunction with the Closing of the transactions contemplated by the Agreement with respect to all of the options and warrants held by the undersigned on the Closing Date. The undersigned further agrees that, with respect to any and all of the warrants held by the undersigned, he will not exercise such warrants but will instead cancel all of such warrants held by the undersigned on the date hereof pursuant to the terms of the Option and Warrant Cancellation Agreement.

6.           This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

Very truly yours,

Signature

Name (please print)

Accepted and agreed to as of the date first above written:

FIRST CLOVER LEAF FINANCIAL CORP.

By:
Title:

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EXHIBIT C

FORM OF CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of the ____ day of __________, 2008, is made by and among FIRST CLOVER LEAF FINANCIAL CORP., a Maryland corporation (“Holding Company”), FIRST CLOVER LEAF BANK, FSB, a federal savings bank (the “Bank”), and BART J. SOLON, an individual with a principal residence in the State of Illinois (“Consultant”).

Recitals

A.           Holding Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated April 30, 2008, by and among Holding Company and Partners Financial Holdings, Inc. (“Partners”) pursuant to which it is contemplated that Partners will be acquired by Holding Company.  Concurrently, Partners Bank (“Partners Bank”) will be merged into Bank.

B.           It is a condition to Partners’ obligations under the Merger Agreement that Holding Company cause the delivery of this Agreement to Partners.

C.           Consultant served as President and Chief Executive Officer of Partners and Partners Bank prior to the Merger.

D.           Holding Company desires to have Consultant’s experience, expertise, services and advice available to it and the Bank further desires to retain Consultant’s services to assist in the transition of ownership and management following the merger of Partners Bank into Bank by retaining Consultant as a consultant for the term described in Section 1, subject to the terms and conditions of this Agreement, and Consultant desires to serve Holding Company and Bank in such capacity.

E.           As described in Sections 7 and 8 below, Holding Company desires that Consultant avoid other business activities that may create a conflict, or the appearance of a conflict between his role as a consultant to Holding Company and Bank and such other activities, and Consultant desires to avoid creating a conflict or the appearance of such a conflict.

F.           Holding Company and Consultant desire to set forth the terms of their agreement concerning Consultant consulting services for Holding Company and Bank and the restrictions of Consultant.

Agreement

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained the receipt and sufficiency of which are hereby acknowledged, and as an inducement material for Holding Company and Partners to engage in the Merger the parties hereto agree as follows:

1.           Engagement as Consultant.  Subject to the terms and conditions set forth herein, effective as of the effective time (“Effective Time”) of the merger of Partners Bank into Bank, the Bank hereby engages Consultant as a consultant and advisor of the Bank to assist in the transition of ownership and management of the Bank following the Merger and Consultant hereby accepts such engagement as a consultant and advisor of the Bank.  The term of this Agreement shall commence on the Effective Time and shall continue for a term of 18 months (the “Consulting Period”).

2.           Duties of Consultant.

(a)           Consultant’s duties as a consultant hereunder shall be to furnish to the Bank, on a regular basis not to exceed 30 hours per week during regular business hours, subject to the terms hereof, such advisory and consulting services in connection with the business of the Bank as may from time to time be requested by the Chief Executive Officer of the Bank after the Effective Time.  The intent hereof is to make the benefit of Consultant’s experience, abilities and knowledge available to the Bank during the Consulting Period in order to assist the transition of borrowing and depository relationships of Partners Bank to the Bank.

(b)           Consultant shall make himself available, as an independent contractor, to render such services on a reasonable basis.  The Parties anticipate that Consultant shall perform Consultant’s services on site at the Bank’s facilities.  The Bank shall provide reasonable office space, general office supplies and such reasonable administrative staff support as requested by Consultant.  During the term of consultancy, Consultant shall be reimbursed for all reasonable and necessary expenses incurred by him in discharging his obligations hereunder, including but not limited to travel and entertainment expenses and access to any athletic tickets possessed by the Bank; provided such expenses are timely submitted and documented, in accordance with the expense reimbursement policy of the Bank.  Any additional or unusual expenses or materials needed by Consultant in connection with the performance of services hereunder shall be provided by the Bank but only if approved in writing in advance by the Bank.

3.           Independent Contractor Status.  It is hereby acknowledged and understood that Consultant shall be an independent contractor. Nothing contained in this Agreement shall be construed so as to create an employment relationship between Consultant and Bank.  Consultant will not be eligible for any pension, bonus, vacation pay, sick pay, or other fringe benefits that Bank may provide to its employees.  All responsibility for the withholding of funds for social security taxes, federal and state income taxes, or any other tax with respect to Consultant’s services hereunder shall be the sole and absolute obligation of Consultant.

4.           Consulting Fee.  In consideration of the consulting services to be rendered by Consultant throughout the Consulting Period, the Bank shall pay to Consultant an annual rate of $175,000, paid monthly at such times as the Bank shall determine.  By virtue of Consultant’s status as an independent contractor, all payments hereunder shall be made without any withholding for federal income tax purposes and on an annual basis the Bank shall deliver an IRS Form 1099 to Consultant.

5.           Bonus.  In consideration of retention of borrowing and depository relationships of Partners Bank as well as the generation of new and additional business for the Bank during the Consulting Period, the Bank shall pay bonuses upon such terms and subject to meeting such goals as set forth in Appendix A, attached hereto and made a part hereof by this reference.

6.           Termination for disability or death.

(a)  The Bank or Consultant may terminate this Agreement after having established Consultant's Disability.  For purposes of this Agreement, "Disability" means a physical or mental infirmity that impairs Consultant's ability to substantially perform his duties under this Agreement and that impairs Consultant's ability to substantially perform his duties under this Agreement for a period of ninety (90) consecutive days).  The Board of the Bank shall determine in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, whether or not Consultant is and continues to be disabled for purposes of this Agreement.  As a condition to any benefits, the Board may require Consultant to submit to such physical or mental evaluations and tests as it deems reasonably appropriate, at the Bank's expense.

(b)  In the event of such Disability, Consultant's obligation to perform services under this Agreement will terminate.  In the event of such termination, Consultant shall receive his Consulting Fee, as defined in Section 4, at the rate in effect on the Date of Termination for a period of three (3) months following the Date of Termination by reason of Disability.

(c)  In the event of Consultant's death during the term of this Agreement, this Agreement shall terminate.

7.           Covenant of Confidentiality.

(a) Consultant acknowledges that, in and as a result of Consultant’s engagement hereunder, Consultant will be making use of, acquire knowledge of and/or add to confidential or proprietary information relating to the Bank and its affiliates, including, without limitation, the Bank’s lists of customers and accounts, systems, procedures, policies, manuals, advertising, marketing plans, marketing strategies, trade secrets, business plans, financial data, strategies, methods of conducting business, price lists, formulas, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports, and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of the Bank or any subsidiary, parent or other affiliate of the Bank (collectively, “Confidential Information”), provided further that the term Confidential Information in this Agreement shall be interpreted coextensively with, and not broader than, the term “trade secret” as defined in Section 2(d) of the Illinois Trade Secrets Act and coextensively with the confidential obligations of bank employees and directors under federal banking regulations.  Consultant covenants and agrees that Consultant shall not, at any time during or following the term of Consultant’s engagement by the Bank, directly or indirectly, except in furtherance of the Bank’s business and in accordance with the Bank’s policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information.

(b)           Upon termination of Consultant’s engagement by the Bank, whether such termination was by Consultant or the Bank, all documents, records, notebooks, and similar repositories of or documents containing any Confidential Information with respect to Holding Company, Bank, Partners or Partners Bank, including all existing copies or extractions thereof, then in Consultant’s possession or in Consultant’s control, whether prepared by Consultant or others, shall be the sole property of the Bank.  Upon termination, all documents, records, notebooks, and similar repositories of or documents containing any Confidential Information, including all existing copies, extractions thereof or renderings created therefrom, shall be promptly returned to the Bank and all duplications retained by Consultant in paper or electronic form shall immediately be destroyed.

8.           Restrictive Covenant.  Through Consultant’s engagement by the Bank, Consultant will acquire additional and intimate knowledge about the customers, financial data, price, and business negotiations and business techniques of the Bank, as they may now exist or as they may be developed in the future. Consultant acknowledges and agrees that pursuant to this Agreement Consultant may perform services for firms, corporations, and other associations and business enterprises and individuals, families, and trusts which Consultant may solicit as clients and customers of the Bank (“Customers”), and in so doing, has and will utilize the Bank’s ideas, techniques and expertise in establishing an even greater rapport with such customers.

In order to avoid the inadvertent disclosure of the Bank’s confidential matters, and as consideration for all of the benefits provided to Consultant hereunder and in further consideration of the Merger Consideration received by Consultant pursuant to the Merger Agreement, Consultant hereby covenants and agrees that:

           (a)           Noncompetition.

  (i)     During Consultant’s Consulting Period with the Bank and for a period of two (2) years after the termination of Consultant’s engagement by the Bank (the “Period”), whether such termination is by the Bank or by the Consultant or is for any or no reason, Consultant agrees that Consultant will not directly or indirectly (whether as an owner, operator, employee, officer, director, manager, consultant, agent, independent contractor, or otherwise) participate in the ownership, management, financing, operation or control of, or be employed by any bank, savings and loan, credit union, or other financial institution or provide banking, lending, credit, or other services similar to those performed by the Bank as of the Effective Time (the “Restricted Business”) within any city, town or county of the State of Illinois in which Bank has an office or has filed an application for regulatory approval to establish an office, throughout the terms of this Agreement (the “Restricted Area”).

  (ii)    The constraint set forth above in Section 5(a)(i) shall not prevent Consultant from making passive investments, not to exceed 5% of the total equity ownership, in any publicly traded enterprise engaged in the Restricted Business within the Restricted Area, as measured by the date of investment by Consultant.

(b)    Nonsolicitation.  Consultant agrees that during the Period, Consultant shall not:

(i)           Directly or indirectly (A) solicit for employment or attempt to hire any individual then employed by Bank or any of the affiliated or related entities, subsidiaries, holding companies, or otherwise of the Bank (the “Bank Related Entities”) or any former employee employed by the Bank or Bank Related Entities during the one-year period after such former employee has voluntarily terminated his or her employment with the Bank or any of the Bank Related Entities, or (B) encourage any employee of the Bank or any of the Bank Related Entities to terminate his or her employment with the Bank or such Bank Related Entity for any reason; or

(ii)
Directly or indirectly (A) solicit any Customer, client or entity having a business relationship with the Bank or any affiliate or subsidiary of the Bank, which is a prospect of the Bank or any affiliate or subsidiary of the Bank that has had contact with the Bank or any affiliate or subsidiary of the Bank during the Consulting Period, or which Consultant has actively pursued on behalf of the Bank or any affiliate or subsidiary of the Bank, or (B) contact any such Customer, client or prospect for the purpose of encouraging such Customer, client or prospect to terminate its business relationship with the Bank or any affiliate or subsidiary of the Bank.

9.           Reasonableness of Restrictions.

(a)           Consultant has carefully read and considered the provisions of Sections 7 and 8 hereof and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Section 8 hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Bank.

(b)           Consultant represents that Consultant’s experience, capabilities, and personal assets are such that this Agreement does not deprive Consultant from either earning a livelihood in the unrestricted business activities which remain open to Consultant or from otherwise adequately and appropriately supporting Consultant and Consultant’s family.

(c)           In the event that any of the provisions of Sections 7 and 8 shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Section 8 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

10.           Delegation of Duties and Assignment of Rights.

(a)           Consultant may not delegate the performance of any of Consultant’s obligations or duties hereunder, or assign any rights hereunder. Any such purported delegation or assignment shall be void.  The Bank may assign all of its rights and obligations under this Agreement in writing, without prior notice to or consent of Consultant, to a person or entity acquiring the principal assets used or useful in the operation of the Bank’s business or portion thereof for which Consultant is involved or stock of the Bank or otherwise gained control thereof.  Such assignment shall not be effective until such time as the Bank provides written notice to Consultant of the assignment.

(b)           In the event of an assignment by the Bank, each reference in this Agreement to the Bank shall include the assignee from and after the date of such assignment.  In the event the assignment occurs after a Change in Control (as hereinafter defined) of the Bank, this Agreement shall remain in full force and effect; provided, however, the Restricted Area shall remain as defined immediately prior to the Change in Control.  The term Change in Control shall have the meaning as set forth in the Bank Holding Company Act of 1956, as amended, and in the regulations promulgated thereunder.

11.           Governing Law.  The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Illinois.

12.           Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

13.           Notices.  Any notice required to be given hereunder shall be sufficient and deemed given when in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, or by courier service, to the parties hereto at the addresses set forth on the signature page hereto.

14.           Remedies.  Consultant acknowledges and agrees that a breach by Consultant of the provisions of this Agreement will cause the Bank irreparable injury and damage.  Consultant, therefore, expressly agrees that the Bank shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof by Consultant, or by Consultant’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with

Consultant, and to secure its enforcement, in addition to any other remedy to which the Bank might be entitled.  Any and all of the Bank’s remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

15.           Advice of Counsel.  Consultant acknowledges he has read this Agreement and any attached exhibits, understands their terms and signs the Agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement.  Consultant further acknowledges he has been advised by Holding Company that it is in his best interests to be represented by counsel with respect to the execution of this Agreement and to thoroughly discuss all aspects of this Agreement with his attorney.  Consultant has been represented by counsel of his own choosing in connection with the negotiation and execution of this Agreement.  The terms of this Agreement have been freely and equally negotiated between the parties hereto; and no term or provision hereof shall be construed against either party due to such party’s drafting of any such term or provision.

16.           Entire Agreement; Waiver. This Agreement contains the entire agreement and understanding by and between the Bank and Consultant with respect to the engagement of Consultant herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement supersedes any prior employment or consulting agreement or change in control agreement to which Consultant is a party, except that the Management Continuity Agreement shall remain in full force and effect, specifically including the restrictive covenants contained therein, which shall be in addition to and not in lieu of the restrictive covenants contained in this Agreement. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced.  No valid waiver of any provision of or breach of this Agreement at any time shall be deemed a waiver of any other provision or subsequent breach of this Agreement at such time or will be deemed a valid waiver of such provision or subsequent breach at any other time.

IN WITNESS WHEREOF, Holding Company, the Bank and Consultant have duly executed this Agreement as of the day and year first above written.

BANK:	CONSULTANT:

FIRST CLOVER LEAF BANK, FSB

By
Name:	Bart J. Solon
Title:

HOLDING COMPANY:

FIRST CLOVER LEAF FINANCIAL CORP.

By
Name:
Title:

Appendix A

Bart Solon Consulting Agreement

Bonus Arrangement

Bonus pool of $200,000

Any bonus will be paid at the end of the 18 month Consulting Agreement, and the date of termination of the agreement will be the “Measurement Date”

Calculation of Bonus Pool Payout: The amount of the payment from the bonus pool will be calculated as follows:

•
At the closing of the merger, the aggregate dollar amount (based on a three-month average) of the sum of Partners' gross loans receivable (exclusive of loan loss reserves and/or purchase accounting adjustments) plus deposits exclusive of purchase accounting adjustments will be the “Initial Measurement Amount”... at March 31, 2008, using a three month average, the Initial Measurement Amount would have been approximately $172.5 million consisting of gross loans of $90.2 million and deposits of $82.3 million

•
At the closing of the merger and during the term of the Consulting Agreement, all Partners’ loans and deposits (including new loan and deposit relationships brought to FCLF by Bart Solon and additional loans and deposits of Partners clients brought to FCLF by Bart Solon) and all new FCLF loans and deposits principally generated by Mr. Solon will be separately flagged in the FCLF systems and such information shall be made available to Mr. Solon

•
At the Measurement Date, the amount of the bonus pool payment will be based on the ratio of the aggregate dollar amount of the flagged loans and deposits (based on a three-month average), determined in the same manner as at the closing of the merger, in comparison to the aggregate Initial Measurement Amount as follows:

o	100% or greater	$200,000 (full bonus pool payout)
o	80% or less	no payout
o	80.1% to 99.9%	bonus paid out proportionally

•
In the event of a Change in Control (as defined in the Consulting Agreement), Mr. Solon shall receive any bonus payment that would be payable to him based on the above schedule assuming, for purposes of a determining any potential bonus payment upon a Change in Control only, that the effective date of such Change in Control is the Measurement Date.

•
If, after 12 months, the Consulting Agreement is terminated pursuant to Section 6(a) or Section 6(b) thereof due to the disability of Mr. Solon, Mr. Solon shall be entitled to the greater of (i) half of any bonus payment that would be payable to him based on the above schedule assuming, for purposes of determining any potential bonus payment upon disability only, that the date of disability is the

Measurement Date, such one-half bonus payment to be reduced by (x) the amount of the consulting fees incurred in the 90-day period after such disability as contemplated by Section 6(a) of the Consulting Agreement and (y) the amount of any payment Mr. Solon would be entitled to receive pursuant to Section 6(b) of the Consulting Agreement; or (ii) such consulting fees and payment as Mr. Solon would be entitled to receive pursuant to Sections 6(a) and 6(b) of the Consulting Agreement.

•
If, after 12 months, the Consulting Agreement is terminated pursuant to Section 6(c) thereof due to the death of Mr. Solon, Mr. Solon’s estate shall be entitled to half of any bonus payment that would be payable to him based on the above schedule assuming, for purposes of determining any potential bonus payment upon death only, that the date of death is the Measurement Date.

Payment of Additional Bonus: If the ratio of the aggregate dollar amount of the flagged loans and deposits exceeds the Initial Measurement Amount, then Mr. Solon will be eligible for an additional bonus payout as determined by the FCLF Board of Directors in the same manner as FCLF lending and business development staff